Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

RIVERSTONE NETWORKS, INC.,

AND

CERTAIN OF ITS SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HERETO,

ON THE ONE HAND,

AND

LUCENT TECHNOLOGIES INC.,

ON THE OTHER HAND

Dated as of February 7, 2006

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

to

ASSET PURCHASE AGREEMENT

Disclosure Schedule
Exhibit A	—	Bidding Procedures Order
Exhibit B	—	Sale Order
Exhibit C	—	Seller’s Counsel Opinion
Exhibit D	—	Bill of Sale
Exhibit E	—	Assignment Agreement
Exhibit F	—	Form of Patent Assignment
Exhibit G	—	Form of Trademark Assignment
Exhibit H	—	Form of Domain Name Transfer Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 7, 2006, by and among Lucent Technologies Inc., a Delaware corporation (“Buyer”), on the one hand, and Riverstone Networks, Inc., a Delaware corporation (“Parent”), and its direct and indirect subsidiaries listed on the signature pages hereto (collectively with Parent, “Sellers”), on the other hand. Buyer and Sellers are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, upon the terms and subject to the conditions of this Agreement, Sellers desire to sell and assign (and to cause their Subsidiaries to sell and assign), and Buyer desires to purchase and assume, the Acquired Assets and Assumed Liabilities (each as defined below); and

WHEREAS, the Parties contemplate that the Acquired Assets of the Chapter 11 Sellers will be sold and assigned to Buyer pursuant to 11. U.S.C. §§ 363 and 365 in accordance with the Sale Order entered in the Chapter 11 Cases; and

WHEREAS, the Board of Directors of Parent and each other Seller (i) has determined that the transactions contemplated by this Agreement are in the best interests of such Seller and its stakeholders, (ii) has approved this Agreement and the Transactions (as defined below), and (iii) has authorized its representatives to execute this Agreement and, subject to entry of the Sale Order with respect to the Chapter 11 Sellers, take all steps necessary to fulfill its obligations under this Agreement and the Transactions; and

WHEREAS, Sellers and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transactions contemplated by this Agreement and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I:

(a) “Acquired Assets” means all right, title, and interest in and to all of the assets of the Sellers and their Subsidiaries, other than Excluded Assets, including all of the following to the extent not specifically included within the Excluded Assets:

(i) the Leased Real Property identified on Schedule 1.1(a)(i);

(ii) tangible personal property (including furniture, motor vehicles, computers, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, including consignment inventory and inventory held on order or in transit);

(iii) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, rights to protection of interests therein under the Laws of all jurisdictions, and all rights of any of the Sellers or any of their Subsidiaries arising under 11 U.S.C. § 365(n);

(iv) the Transferred Contracts and all rights thereunder;

(v) rights of Sellers and their Subsidiaries pursuant to confidentiality, nondisclosure, exclusivity or similar agreements with any third parties, including any “standstill” provisions;

(vi) accounts, notes, and other receivables;

(vii) claims (including insurance claims), deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (“Claims”), other than the Excluded Claims;

(viii) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Entities; and

(ix) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

(b) “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

(c) “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of Law.

(d) “Agreed Procedures” means the procedures set forth on Schedule 1.1(d).

(e) “Ancillary Agreements” means the Escrow Agreement and the agreements referenced in Section 6.2(h).

(f) “Assumed Liabilities” means the following Liabilities, to the extent not included within the meaning of Excluded Liabilities:

(i) all Liabilities of Sellers and their Subsidiaries that are set forth under the caption “Include” on the face of the pro forma balance sheet prepared as of the Most Recent Balance Sheet Date and as set forth on Schedule 1.1(f) (the “Pro Forma Most Recent Balance Sheet”);

(ii) all Liabilities of Sellers and their Subsidiaries that have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice; and

(iii) all Liabilities of Sellers and their Subsidiaries under the Transferred Contracts other than cure obligations arising under 11 U.S.C. § 365.

(g) “Bankruptcy Code” means Title 11 of the United States Code.

(h) “Bankruptcy Ipso Facto Provision” means a provision in an executory contract or unexpired lease of a Chapter 11 Seller that is (i) conditioned on (A) the insolvency or financial condition of such Chapter 11 Seller, (B) the commencement of a case under the Bankruptcy Code with respect to such Chapter 11 Seller, or (C) the appointment of or taking possession by a trustee in a case under the Bankruptcy Code with respect to such Chapter 11 Seller; and (ii) enforcement of which is prohibited by the Bankruptcy Code.

(i) “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

(j) “Bidding Procedures” means the procedures outlined in the Bidding Procedures Order.

(k) “Bidding Procedures Order” means an order entered by the Bankruptcy Court, substantially in the form of Exhibit A (with only such modifications as are approved by Buyer in its reasonable discretion), approving, among other things, the Bidding Procedures, the Expense Reimbursement, and the Termination Fee.

(l) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(m) “Business” means the business of the Sellers and their Subsidiaries as presently conducted and currently proposed to be conducted.

(n) “Business Day” means a day other than Saturday, Sunday or other day that banks located in San Francisco, California or New York, New York are authorized or required by Law to close.

(o) “Chapter 11 Case” means, with respect to each Chapter 11 Seller, the bankruptcy case commenced by such Chapter 11 Seller under Chapter 11 of Title 11 of the United States Code in accordance with Section 5.1.

(p) “Chapter 11 Seller” means Parent and each of its Subsidiaries that is listed on Schedule 1.1(p).

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Customer Offerings” means (i) the products (including Software and Documentation) that each Seller or any of its Subsidiaries (A) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (B) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties since August 6, 2001, or (C) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (ii) the services that each Seller or any of its Subsidiaries (1) currently provides or makes available to third parties, (2) has provided or made available to third parties since August 6, 2001, or (3) currently plans to provide or make available to third parties in the future. A correct list of all material Customer Offerings (other than Documentation) has been Made Available to Buyer.

(s) “Deposit” means $11,900,000, payable by certified or bank check or by wire transfer to be held by the Escrow Agent pursuant to the Escrow Agreement, plus all interest accrued thereon.

(t) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(u) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation to any person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(v) “Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all Laws concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

(w) “Escrow Agent” means JPMorgan Chase Bank, N.A.

(x) “Escrow Agreement” means the Escrow Agreement to be entered into among Parent, Buyer and the Escrow Agent pursuant to Section 5.19.

(y) “Excluded Assets” means (i) cash and cash equivalents (including marketable securities and investments, and whether or not restricted), including investments in Global Asia Partners, L.P. and Vodatel Networks Holdings Ltd., (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (iii) all Excluded Claims, (iv) derivative contracts including foreign exchange contracts (if any); (v) all securities issued by any Seller or any of its Subsidiaries (including capital stock); or (vi) any of the rights of Sellers under this Agreement, the Ancillary Agreements or under any other agreement between Sellers or any of their Subsidiaries, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement.

(z) “Excluded Claims” means all Claims to the extent related to recovery of Excluded Liabilities, and all Claims arising under Chapter 5 of the Bankruptcy Code.

(aa) “Excluded Liabilities” means all Liabilities of any of the Sellers or any of their Subsidiaries as of the Closing Date other than the Assumed Liabilities, including all of the following (whether or not the following would, but for the exclusion of Excluded Liabilities from the meaning of Assumed Liabilities, otherwise be included within the meaning of Assumed Liabilities) as of the Closing Date:

(i) except as provided in Section 5.9, any Liability of any Seller or any of its Subsidiaries, or any member of any consolidated, affiliated, combined or unitary group of which any Seller or any of its Subsidiaries, or any of their Affiliates, is or has ever been a member, for Taxes;

(ii) any obligation of any Seller or any of its Subsidiaries to indemnify any Person by reason of the fact that such Person was a director, officer, employee, trustee, or agent of any Seller or any of its Subsidiaries or was serving at the request of any Seller or any of its Subsidiaries as a partner, trustee, director, officer, employee, trustee or agent of another entity;

(iii) any Liability of any Seller or any of its Subsidiaries for costs and expenses incurred in connection with this Agreement, the Transactions, or any of the Chapter 11 Cases;

(iv) any Liability or obligation of any Seller or any of its Subsidiaries under this Agreement, the Ancillary Agreements or under any other agreement between any Seller or any of its Subsidiaries, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement;

(v) any Liability for or arising out of (including upon any default under) indebtedness for borrowed money, including pursuant to any credit agreement, line of credit, debenture (including Parent’s 3.75% convertible subordinated notes due December 1, 2006), note, bond, or similar instrument;

(vi) any Liability for any retention bonus, stay bonus or any other bonus or payment tied in part or in whole to the Transactions;

(vii) any Liability that relates to any cure obligation or rejection damages of any Chapter 11 Seller pursuant to 11 U.S.C. § 365, breach of contract, breach of warranty or infringement, in each case other than any warranty obligation of any Seller or any of its Subsidiaries under any license agreement with respect to any current product of any Seller or any of its Subsidiaries;

(viii) any Liability that relates to any tort or violation of Law or that arose out of any pending complaint, action, suit, proceeding, hearing or arbitration;

(ix) any Liability resulting from or arising out of any environmental matter, including those arising under Environmental, Health, and Safety Requirements;

(x) any Liability resulting from or arising out of any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity, or any investigation or review by any Governmental Entity (including any demand for repayment of amounts alleged to be “preference payments” (or the like)) that (i) arose or was incurred on or before the Closing Date, (ii) is based on events, actions or omissions occurring or conditions existing on or before the Closing Date, or (iii) is based on products sold or services performed by any Seller or any of its Subsidiaries on or before the Closing Date (for the avoidance of doubt, any Liability resulting from or arising out of any restatement of Parent’s reports filed with the SEC or the currently pending investigation by the SEC of the accounting practices of any Seller or any of its Subsidiaries shall be an Excluded Liability), in each case other than any warranty obligation of any Seller or any of its Subsidiaries under any license agreement with respect to any current product of any Seller or any of its Subsidiaries;

(xi) any Liability resulting from or arising out of the termination of employment of employees of any Seller or any of its Subsidiaries on or prior to the Closing;

(xii) any Liability to any present or former employees (or their beneficiaries), consultants or agents of any Seller or any of its Subsidiaries (x) relating to any period at or before the Closing, including any such Liability arising out of any event, act, omission occurring or condition existing on or before the Closing Date or (y) for any compensation or benefits, including wages, retention bonuses, severance or change-in-control payments, tax reimbursement or gross-up payments, medical, dental, vision, short- and long-term disability benefits and post-retirement medical benefits;

(xiii) any Liability relating to any Employee Benefit Plan;

(xiv) any Liability pursuant to Pipal Systems acquisition agreements providing for on-going payments;

(xv) any Liability relating to or arising out of any Excluded Asset;

(xvi) any Liability for legal, consulting, tax advisory, audit and other professional services, to the extent of services performed on or before the Closing Date, including with respect to regulatory compliance, compliance with the Sarbanes-Oxley Act of 2002, preparation of any report required by the Securities Exchange Act of 1934, or otherwise;

(xvii) any Liability to pay any premium or other amount pursuant to any insurance policy;

(xviii) any agreement requiring Seller or any of its Subsidiaries to provide technical support or maintenance for a term longer than five years; and

(xix) any Liability of Parent or any of its Subsidiaries, on the one hand, to Parent or any of its Subsidiaries, on the other hand.

(bb) “Expense Reimbursement” has the meaning specified in Section 7.3(b).

(cc) “Exploit” or “Exploitation” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(dd) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(ee) “Final Order” means an order entered by the Bankruptcy Court (i) that remains in effect and has not been vacated, reversed or modified; and (ii) as to which the time for appeal has expired and no appeal has been filed or, if filed, remains pending.

(ff) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

(gg) “Government Contract” means any agreement with any agency or instrumentality of any Governmental Entity for the provision of goods or services to and for the use by such Governmental Entity, or providing for the transfer of funds or in-kind support by such Governmental Entity in furtherance of a public purpose, or any subcontract at any tier entered into in furtherance of such an agreement.

(hh) “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law, including any arbitrator or mediator.

(ii) “Indemnified Party” means, in the case of an indemnification claim pursuant to Section 8.1, a Buyer Indemnified Party, or in the case of an indemnification claim pursuant to Section 8.2, a Seller Indemnified Party.

(jj) “Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 8.1, Sellers, or in the case of an indemnification claim pursuant to Section 8.2, Buyer.

(kk) “Intellectual Property” means the following subsisting throughout the world:

(i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”);

(ii) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(iii) copyrights, designs, Software and related documentation, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under Law;

(v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under Law).

(ll) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, Internet domain names, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

(mm) “Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by any Seller or any of its Subsidiaries in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of any Seller or any of its Subsidiaries or hosted at a third party site. A correct list of all Internal Systems that are material to the Business has been Made Available to Buyer.

(nn) “Knowledge” of any Seller or any of its Subsidiaries means the knowledge of the individuals set forth on Schedule 1.1(nn), after reasonable inquiry into such matters over which such individuals exhibit management authority.

(oo) “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, directive, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity of any jurisdiction.

(pp) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, easements, rights-of-way, or other interests in real property held by any Seller or any of its Subsidiaries.

(qq) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller or any of its Subsidiaries holds any Leased Real Property.

(rr) “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due).

(ss) “Lien” means any claim, mortgage, pledge, lien, encumbrance, charge, or other security interest, whether arising by contract or by operation of law, other than (i) mechanics’, materialmen’s, and similar liens, in each case incurred in the ordinary course of business consistent with past practice, and in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been recorded, (iii) purchase money liens and liens securing rental payments under capital lease arrangements (if any), and (iv) other liens arising in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations.

(tt) “Losses” means any debts, obligations and other Liabilities, losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), and any punitive damages payable to third parties that may have been imposed or otherwise incurred or suffered.

(uu) “Made Available”, with respect to any document, means that such document was (i) sent by electronic mail to an employee of Buyer or Buyer’s outside counsel, provided that such document was identified in such a way that a person receiving such electronic mail message would reasonably be expected to understand the nature of such document or (ii) (A) contained in the electronic Internet-based data room (the “data room”) on or prior to the execution and delivery of this Agreement, (B) if such document was added to the data room after November 23, 2005, such data room was set up to inform each individual that had registered and been granted access to such data room by an electronic mail notification that such document was added to such data room and (C) such document was labeled and included in a location within the data room such that a person reviewing the data room would reasonably be expected to understand the nature of such document.

(vv) “Material Adverse Effect” means any state of facts, development, occurrence, condition, effect or change (any such item, an “Effect”) (1) that is materially adverse to (x) the business, properties, financial condition or results of operations of the Business, taken as a whole, (y) the Acquired Assets or (z) the Assumed Liabilities (the matters described in clauses (x), (y) and (z), the “Affected Items”) or (2) on the ability of any Seller or any of its

Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Seller or any of its Subsidiaries: (i) any Effect to the extent (A) resulting from general economic, business, financial or market conditions in the U.S. or in any other country in which Parent or any of its Subsidiaries conducts business or (B) generally affecting any of the industries in which Parent or any of its Subsidiaries operates, except, in the case of clauses (A) and (B), if the impact on the Affected Items is materially disproportionate to the impact on the business, properties, financial condition, prospects or results of operations of other entities operating in the industries in which Parent or any of its Subsidiaries operates; (ii) any Effect to the extent resulting from any act of terrorism or war, or any regional, national or international calamity or any other similar event, except if the impact on the Affected Items is materially disproportionate to the impact on the business, properties, financial condition, prospects or results of operations of other entities operating in the industries in which Parent or any of its Subsidiaries operates; (iii) any Effect to the extent resulting from (X) any action taken by any Seller with Buyer’s prior written consent or (Y) compliance by any Seller with the terms of, or the taking of any action required or permitted by, this Agreement (including concluding the SEC Investigation pursuant to Section 5.15); (iv) any decline in Parent’s stock price in and of itself (it being understood that any Effect giving rise or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect); (v) the commencement or pendency of any Chapter 11 Case in and of itself (it being understood that any Effect occurring subsequent to, or subject to the following clause (vi) as a result of, such commencement may be taken into account in determining whether there has been or would be a Material Adverse Effect); and (vi) any Effect that arises out of or results from the announcement or pendency of this Agreement or any of the transactions contemplated hereby (for the avoidance of doubt, this clause (vi) shall not preclude Buyer from asserting that any such Effect arose out of, resulted from or constituted a breach of any covenant of Sellers under this Agreement, including without limitation Section 5.3 hereof).

(ww) “Net Asset Escrow Amount” means $10,000,000.

(xx) “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

(yy) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

(zz) “Purchase Price Deduction” means the amounts described on Schedule 1.1(zz).

(aaa) “Sale Order” means an order entered by the Bankruptcy Court, substantially in the form of Exhibit B (with only such changes as are approved by Buyer in its reasonable discretion), authorizing the Chapter 11 Sellers to sell the Acquired Assets to Buyer pursuant to this Agreement and 11 U.S.C. §§ 105, 363 and 365, free and clear of all Liens, claims and interests other than Assumed Liabilities.

(bbb) “SEC” means the Securities and Exchange Commission.

(ccc) “Securities Act” means the Securities Act of 1933, as amended.

(ddd) “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

(eee) “Seller Intellectual Property” means the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

(fff) “Seller Licensed Intellectual Property” means all Intellectual Property that is licensed to any Seller or any of its Subsidiaries by any third party.

(ggg) “Seller Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by each Seller and its Subsidiaries, in whole or in part.

(hhh) “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

(iii) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(jjj) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, corporation, ad valorem, license, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, capital stock, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

(kkk) “Tax Reserve” means any reserves or accruals for Taxes reflected on the Closing Balance Sheet.

(lll) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(mmm) “Third Party Claim” means any action, suit, proceeding, hearing, investigation, arbitration, charge, complaint, claim, or demand by a Person other than a Person from which indemnification may be sought under Article VIII.

(nnn) “Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

(ooo) “Transferred Contracts” means all agreements, contracts, indentures, mortgages, instruments, leases, subleases, Liens, guaranties, and other similar arrangements, in each case that (A) constitute Material Contracts and are listed on Schedule 3.15 or are entered into following the date hereof in accordance with Section 5.1 and (B) are not Material Contracts and either were entered into in the ordinary course of business consistent with past practice or are entered into following the date hereof in accordance with Section 5.1 and in the ordinary course of business consistent with past practice, other than, in each case, the agreements listed on Schedule 1.1(ooo).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, Buyer (either individually, or together with one or more of its Subsidiaries as designated by Buyer (each such Subsidiary, a “Buyer Subsidiary”)) agrees to purchase from each Seller and each of its Subsidiaries, and each Seller agrees to sell, transfer, convey, assign and deliver to Buyer (or, in the case of any Acquired Asset designated by Buyer pursuant to this Section 2.1 to be purchased by a Buyer Subsidiary, to such Buyer Subsidiary), and to cause each of its Subsidiaries to sell, transfer, convey, assign and deliver to Buyer (or, in the case of any Acquired Asset designated by Buyer pursuant to this Section 2.1 to be purchased by a Buyer Subsidiary, to such Buyer Subsidiary), all of the Acquired Assets, free and clear of Liens, at the Closing for the consideration specified below in this Article II.

2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, Buyer agrees to assume and become responsible for (or, in the case of any Assumed Liability designated by Buyer to be assumed by a Buyer Subsidiary, to cause such Buyer Subsidiary to assume and become responsible for) all of the Assumed Liabilities at the Closing. Neither Buyer nor any Buyer Subsidiary will assume or have any responsibility, however, and Sellers and their Subsidiaries shall remain entirely liable, for any Excluded Liabilities.

2.3 Purchase Price.

(a) Not less than five (5) Business Days nor more than ten (10) Business Days prior to the Closing Date, Parent shall deliver to Buyer an estimated pro forma balance sheet as of the Closing Date, prepared on a basis consistent with, and not including any line items other than those included in, the Pro Forma Most Recent Balance Sheet and calculated in accordance with the Agreed Procedures (the “Estimated Pro Forma Closing Balance Sheet”), accompanied by a good faith estimate of the Net Assets as of the Closing Date (the “Preliminary Statement of Net Assets”).

(b) On or prior to the first Business Day following the date hereof, Buyer shall deposit the Deposit with the Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement and this Agreement.

(c) At the Closing, Buyer shall (i) deposit the Net Asset Escrow Amount with the Escrow Agent, to be held in an account separate from the Deposit (such account, the “Net Asset Escrow Fund”) and to be administered pursuant to Section 2.3(f) and the Escrow Agreement, (ii) pay the Purchase Price, less the Net Asset Escrow Amount and less the amount of the Deposit (including all interest accrued thereon), to Parent, in cash by wire transfer of immediately available funds, and (iii) irrevocably instruct the Escrow Agent to release the full amount of the Deposit (including all interest accrued thereon) to Parent. The “Purchase Price” means $170,000,000 less the amount of the Purchase Price Deduction, provided that the Purchase Price payable at Closing shall be (i) increased to the extent Net Assets as reflected on the Preliminary Statement of Net Assets are greater than $21,404,207, or (ii) decreased to the extent Net Assets as reflected on the Preliminary Statement of Net Assets are less than $21,404,207; provided, however, that (A) there shall be no adjustment if the amount of the adjustment would be less than $1,000,000 (the “Deductible”) and any adjustment paid shall only be for amounts by which such adjustment exceeds the Deductible and (B) the adjustment payable at Closing shall be reduced to the extent that Buyer in good faith disagrees with the determination of Net Assets reflected on the Preliminary Statement of Net Assets (and, for purposes of Section 2.3(e), the Preliminary Statement of Net Assets shall be adjusted to reflect such disagreement), which disagreement shall be set forth in a written notice to Parent delivered prior to the Closing that sets forth in reasonably specific detail the basis for the disagreement, including an explanation of which items are at issue, the amount of each item at issue and why the item is at issue. The Purchase Price will be subject to adjustment as set forth in Section 2.3(e).

(d) As promptly as practicable, but in any event not later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Parent a pro forma balance sheet as of the Closing Date, prepared on a basis consistent with the Pro Forma Most Recent Balance Sheet and calculated in accordance with the Agreed Procedures (the “Actual Pro Forma Closing Balance Sheet”). The Actual Pro Forma Closing Balance Sheet shall be accompanied by a statement (the “Closing Statement of Net Assets”) prepared by Buyer and setting forth the Net Assets as of the Closing Date.

(e) The Purchase Price shall be (x) increased to the extent Net Assets reflected on the Closing Statement of Net Assets are greater than $21,404,207, or (y) decreased to the extent Net Assets reflected on the Closing Statement of Net Assets are less than $21,404,207; provided, however, that there shall be no adjustment if the amount of the adjustment would be less than the Deductible and any adjustment paid shall only be for amounts by which such adjustment exceeds the Deductible. To the extent that the Purchase Price as initially determined pursuant to Section 2.3(c) is greater than the Purchase Price determined pursuant to this Section 2.3(e), Parent shall pay such difference to Buyer, and to the extent that the Purchase Price as initially determined pursuant to Section 2.3(c) is less than the Purchase Price determined pursuant to this Section 2.3(e), Buyer shall pay such difference to Parent. Any adjustment made pursuant to this Section 2.3(e) shall be referred to as the “Purchase Price Adjustment” and (i) if to be paid by Buyer shall be paid within two Business Days of the determination of the Closing Statement of Net Assets and (ii) if to be paid by Parent shall be made in accordance with Section 2.3(f). The parties shall treat any adjustment made pursuant to this Section 2.3(e) as an adjustment to the Purchase Price for all purposes. This Section 2.3(e) shall be subject in all cases to Sections 2.3(f) and 2.3(h).

(f) If Parent is required to make any Purchase Price Adjustment pursuant to Section 2.3(e), Buyer may submit to Parent and the Escrow Agent a notice (the “Escrow Adjustment Notice”), identifying such Purchase Price Adjustment. If Parent does not submit a Notice of Disagreement pursuant to Section 2.3(h) within 20 days after Buyer gives notice of such Escrow Adjustment Notice to Parent and the Escrow Agent, Buyer may withdraw from the Net Asset Escrow Fund the Purchase Price Adjustment. If Parent does submit a Notice of Disagreement pursuant to Section 2.3(h) within 20 days after Buyer gives notice of such Escrow Adjustment Notice to Parent and the Escrow Agent, then following resolution of such dispute, Buyer may withdraw from the Net Asset Escrow Fund the Purchase Price Adjustment as so determined in writing by Buyer and Parent. Following the 90th day following the Closing Date, the Net Asset Escrow Amount shall be distributed to Parent pursuant to the terms of, and subject to the conditions of, the Escrow Agreement.

(g) As used herein, “Net Assets” means (i) the sum of assets minus (ii) the sum of liabilities as set forth on the Estimated Pro Forma Closing Balance Sheet or the Actual Pro Forma Closing Balance Sheet, as the case may be.

(h) If Parent in good faith disagrees with the Actual Pro Forma Closing Balance Sheet, the Closing Statement of Net Assets or the Escrow Adjustment Notice, then Parent shall notify Buyer in writing (the “Notice of Disagreement”) of such disagreement within twenty (20) days after the delivery of the Actual Pro Forma Closing Balance Sheet, Closing Statement of Net Assets or Escrow Adjustment Notice to Parent, as the case may be. The Notice of Disagreement shall set forth in reasonably specific, detail the basis for the disagreement, including an explanation of which items are at issue, the amount of each item at issue and why the item is at issue. Thereafter, Buyer and Parent shall attempt in good faith to resolve and finally determine the Actual Pro Forma Closing Balance Sheet or Closing Statement of Net Assets, as the case may be. If Buyer and Parent are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then (i) if the amount of the dispute is less than $1,000,000, Buyer and Parent shall submit the dispute over the disputed items to non binding mediation before a mutually agreed mediator, with the mediation to be conducted in Wilmington, Delaware, and if the disputed items cannot be resolved through such mediation within 60 days after delivery of the Notice of Disagreement, any Party may file a motion in Parent’s Chapter 11 Case to resolve such dispute in accordance with Section 9.9 and (ii) if the amount of the dispute is $1,000,000 or greater, any Party may immediately file a motion in Parent’s Chapter 11 Case to resolve such dispute in accordance with Section 9.9.

(i) Buyer shall seek to satisfy any claims for any Purchase Price Adjustment from the Net Asset Escrow Fund before proceeding against any Seller; provided, however, that Buyer claims for any Purchase Price Adjustment shall not be limited to the Net Asset Escrow Fund.

2.4 The Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of WilmerHale, 399 Park Avenue, New York, NY 10022 commencing at 10:00 a.m. local time as promptly as practicable (and in no event later than the second Business Day) following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) or such other date as the Parties may mutually determine. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.5 Allocation. After the Closing, the Parties shall each use commercially reasonable efforts to promptly agree on an allocation of the Purchase Price among Sellers and their Subsidiaries, and the Acquired Assets, in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of Law, as appropriate), which allocation shall be binding upon Sellers (and their Subsidiaries) and Buyer. Buyer, Sellers and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Sellers shall, nor shall any Seller permit any of its Subsidiaries to, take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. Parent shall be responsible for distributing the Purchase Price among the Sellers and their Subsidiaries in a manner consistent with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedule delivered by Sellers to Buyer prior to the execution of this Agreement (the “Disclosure Schedule”) and making specific reference to the particular Section of this Agreement to which exception is being taken (it being understood that the matters described in any particular Section of the Disclosure Schedule (or in any other Section of the Disclosure Schedule that is expressly cross-referenced in such Section) shall qualify only the representations and warranties of Sellers in such Section):

3.1 Organization of Parent; Corporate Power and Standing. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to carry on the Business. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of the Business or ownership of Parent’s properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect. Parent has Made Available to Buyer a copy of its certificate of incorporation and bylaws as in effect on the date of this Agreement. Parent has provided physical access to Buyer, through the offices of its outside counsel, to copies of the minutes of all meetings of the Parent’s stockholders, Board of Directors and the compensation and audit committees thereof held since January 1, 2004.

3.2 Authorization of Transaction. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to (a) entry of the Sale Order with respect to each Chapter 11 Seller and (b) the filing of a premerger notification and report form under the HSR Act, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each Seller, subject to (x) entry of the Sale Order with respect to each Chapter 11 Seller and (y) the filing of a premerger notification and report form under the HSR Act. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each Ancillary Agreement to be executed and delivered by any Seller will, upon such execution and delivery, and assuming due execution and delivery by the other parties thereto and entry of the Sale Order, constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

3.3 Non-contravention.

(a) None of the execution and delivery of this Agreement or the Ancillary Agreements, the performance by any Seller of its obligations hereunder and thereunder or the consummation of the Transactions will (i) violate any Law or any provision of the charter or bylaws of any Seller or any of its Subsidiaries or (ii) with or without notice or lapse of time or both, conflict with, result in a violation or breach of, constitute a default under, result in the termination or acceleration of or loss of a material benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, Permit, contract, lease, license, instrument, or other arrangement to which any Seller or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Lien upon any of the Acquired Assets or the properties or assets of Buyer or any of its Subsidiaries, or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except in the case of this clause (ii), (A) for any violation of a Bankruptcy Ipso Facto Provision or (B) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, loss, failure to give notice, or Lien would not reasonably be expected to result in a Material Adverse Effect.

(b) None of Sellers or any of their Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Transactions, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not reasonably be expected to result in a Material Adverse Effect, and except for (i) required filings, notices or reports under the Securities Act, the Securities Exchange Act, and the rules and regulations of the Nasdaq Stock Market, Inc., (ii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) as required by the Bankruptcy Code or the Bankruptcy Rules in the Chapter 11 Cases.

3.4 Brokers’ Fees. None of Sellers or any of their Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer could become liable or obligated.

3.5 Title and Sufficiency of Assets. Sellers and each of their Subsidiaries have good, marketable and legal title to, or a valid and enforceable leasehold interest in, the Acquired Assets, free and clear of all Liens. Without limiting the generality of the foregoing, Sellers and each of their Subsidiaries have good, marketable and legal title to, and has the right to transfer to Buyer (and to any Buyer Subsidiary, if applicable), all of the Acquired Assets, free and clear of any Liens. Immediately following the Closing, the Buyer (or, if applicable, the Buyer together with the Buyer Subsidiaries) will have good, marketable and legal title to the Acquired Assets, free and clear of any Liens, other than any Liens created by Buyer or any of its Subsidiaries. The Acquired Assets are sufficient for the conduct of the Business as currently conducted, and constitute all assets used or held for use by Sellers and their Subsidiaries in the Business as currently conducted.

3.6 Subsidiary Sellers. Each of the Parent’s Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent’s Subsidiaries has all requisite corporate power and authority to carry on the portion of the Business conducted by it. Each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of the Business as currently conducted or ownership of such of Parent’s Subsidiaries properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Parent and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of Parent. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Parent’s Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of any Seller to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Seller. None of Parent or any Seller controls directly or indirectly or has any direct or indirect equity participation in any Person that is not a Subsidiary of Parent. None of Parent’s Subsidiaries other than Riverstone Networks India Private Limited has any material assets.

3.7 Financial Statements. Parent has delivered or Made Available to Buyer the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended March 1, 2003 for Parent and each of its Subsidiaries (the “2003 Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet as of November 26, 2005 (the “Most Recent Balance Sheet”) for Parent and each of its Subsidiaries as set forth in Schedule 3.7. The 2003 Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, present fairly the financial condition of Parent and its Subsidiaries as of such dates and the results of operations and cash flows of Parent and its Subsidiaries for such periods, and are consistent with the books and records of Parent and its Subsidiaries (which books and records are correct and complete). The Most Recent Balance Sheet includes all of the assets and liabilities of Parent and its Subsidiaries as of November 26, 2005, in each case that are required by GAAP to be set forth on a balance sheet, presents fairly the financial condition of Parent and its Subsidiaries as of November 26, 2005, and is consistent with the books and records of Parent and its Subsidiaries.

3.8 Events Subsequent to Most Recent Balance Sheet. Between the date of the Most Recent Balance Sheet and the date hereof, there has not occurred any Effect that would reasonably be expected to result in a Material Adverse Effect. Between the date of the Most Recent Balance Sheet and the date hereof, none of Sellers or any of their Subsidiaries has:

(a) acquired any material assets, other than acquisitions of machinery, equipment, inventory, supplies or parts in the ordinary course of business consistent with past practice;

(b) sold, leased, transferred, or assigned any material assets, tangible or intangible, other than sales of inventory and licenses of software in the ordinary course of business consistent with past practice;

(c) entered into any contract or agreement (i) if consummation of the Transactions would conflict therewith, result in a breach thereof, constitute a default thereunder, result in the acceleration thereof, create in any Person the right to accelerate, terminate, modify, or cancel such contract or agreement, or require any notice thereunder or (ii) containing any restriction on the ability of any Seller or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder;

(d) accelerated, terminated, modified, amended, or cancelled any Material Contract, or waived, released or assigned any rights or claims thereunder, in each case in a manner adverse to Sellers or any of their Subsidiaries (and, to the Knowledge of Sellers, no other party to any such Material Contract has accelerated, terminated, modified, amended, or cancelled such Material Contract, or waived, released or assigned any rights or claims thereunder);

(e) imposed any Lien upon any of its assets, tangible or intangible;

(f) incurred or made any capital expenditures or any Liability in connection therewith, in an aggregate amount in excess of $500,000;

(g) made any material capital investment in, or any loan to, any other Person outside the ordinary course of business consistent with past practice;

(h) created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations with an aggregate face amount in excess of $100,000;

(i) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, other than pursuant to license agreements entered into with customers of any Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(j) experienced any material damage, destruction, or loss to its property (whether or not covered by insurance);

(k) made any loan to, or entered into any other transaction involving more than $10,000 with, any of its directors or executive officers, other than expense reimbursement in the ordinary course of business;

(l) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(m) granted any bonus opportunity or any increase in any type of compensation or benefits to any of its current or former directors, officers, employees or consultants, except for increases in base compensation prior to the date of this Agreement in the ordinary course of business consistent with past practice;

(n) paid any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice;

(o) granted to any of its current or former directors, officers, employees or consultants any severance or termination pay or the right to receive any severance or termination pay or increases therein, except for any such rights granted prior to the date of this Agreement in the ordinary course of business consistent with past practice;

(p) adopted, amended, modified, or terminated (i) any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers, or (ii) any material bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its other employees;

(q) made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business consistent with past practice;

(r) made any loans or advances of money, other than (i) advances to employees in the ordinary course of business and (ii) in an aggregate amount not in excess $100,000;

(s) delayed or postponed the payment of accounts payable or any other Liabilities in any respect material in the aggregate to the Business;

(t) changed any finance or Taxes accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; and

(u) made any Tax election or any settlement or compromise of any material income Tax liability.

3.9 Legal Compliance; Permits. Each Seller and each of its Subsidiaries has complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, arbitration, charge, complaint, claim, demand, or notice or, to the Seller’s Knowledge, investigation, has been filed or commenced against any of them alleging any failure so to comply. None of Sellers or any of their Subsidiaries has received any written notice alleging a violation by any Seller or any of its Subsidiaries of any applicable Law or any judgment, order or decree of any Governmental Entity. Each of Sellers and each of their Subsidiaries have in effect all material Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on the Business as currently conducted and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancellation of, any such Permit. Neither the Transactions, in and of themselves, nor the commencement of the Chapter 11 Cases, will cause the revocation or cancellation of any such Permit.

3.10 Tax Matters.

(a) Sellers and each of their Subsidiaries have properly filed on a timely basis all material Tax Returns relating to the Acquired Assets that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Sellers and each of their Subsidiaries have paid on a timely basis all Taxes relating to the Acquired Assets that were due and payable. The unpaid Taxes of Sellers and their Subsidiaries relating to the Acquired Assets for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for such Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of Sellers and their Subsidiaries relating to the Acquired Assets for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the ordinary course of business consistent with past practice and are of a type and amount commensurate with such Taxes attributable to prior similar periods. All material Taxes relating to the Acquired Assets that any Seller or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) Parent has delivered or Made Available to Buyer, or provided physical access to Buyer during an on-site visit by Buyer and its representatives (i) complete and correct copies of all Tax Returns of Sellers and each of their Subsidiaries for Taxes relating to the Acquired Assets for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of any Seller or any of its Subsidiaries relating to such Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of any Seller or any of its Subsidiaries relating to the Acquired Assets by any Governmental Entity is currently in progress or, to the Knowledge of Sellers, threatened or contemplated. None of Sellers or any of their Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that such Seller or Subsidiary of Seller was required to file any Tax Return relating to the Acquired Assets that was not filed. None of Sellers or their Subsidiaries has (i) waived any statute of limitations with respect to Taxes relating to the Acquired Assets or agreed to extend the period for assessment or collection of any such Taxes, (ii) requested any extension of time within which to file any Tax Return relating to the Acquired Assets, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

(c) Schedule 3.10(c) sets forth each jurisdiction (other than United States federal) in which each Seller and each of its Subsidiaries files, is required to file or has been required to file a Tax Return relating to the Acquired Assets or is or has been liable for any Taxes relating to the Acquired Assets on a “nexus” basis.

(d) There are no liens or other encumbrances with respect to Taxes upon any Acquired Assets, other than with respect to Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been recorded.

(e) The representations and warranties set forth in this Section 3.10 are not applicable to the extent that the Acquired Assets cannot be made subject to Tax liens and the Buyer cannot be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

3.11 Leased Real Property.

(a) Schedule 3.11(a) sets forth the address of each parcel of Leased Real Property, and a list of all Leases for each such Leased Real Property. Each Seller has delivered or Made Available to Buyer a true and complete copy of each such Lease document (including any related documents or agreements, including license agreement and service or executive suite arrangements), and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases:

(i) Each Seller that is party to such Lease either (A) has paid all rent due and payable thereunder, has completed, and paid all costs required to be paid by such Seller relating to, all improvements required to be completed by such Seller under such Lease, or (B) shall pay all such amounts at or prior to Closing;

(ii) such Lease is valid, binding, enforceable and in full force and effect;

(iii) subject to Bankruptcy Court approval, the consummation of the Transactions (including the assignment of the Lease to Buyer (or to a Buyer Subsidiary, if applicable)) does not require the consent of any other party to such Lease (or, in the case of any Lease that is a sublease, the consent of any other party to the underlying lease), and will not result in a breach of or default under such Lease (or, in the case of any Lease that is a sublease, the underlying lease), and will not otherwise cause such Lease (or, in the case of any Lease that is a sublease, the underlying lease) to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) to the Knowledge of Seller, there are no material disputes (including with any contractors or subcontractors), oral agreements, or forbearance programs in effect, in each case involving any Seller or any other party to any Lease, with respect to such Lease;

(v) except with respect to Bankruptcy Ipso Facto Provisions, no Seller, and to the Knowledge of Sellers none of the other parties thereto (and, in the case of any Lease that is a sublease, to the Knowledge of Sellers none of the parties thereto) are, in breach of or default under such Lease, and to the Knowledge of Sellers, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default by Seller (or, in the case of any Lease that is a sublease, by any party to the underlying lease), or permit the termination, modification or acceleration by the other party thereto (or, in the case of any Lease that is a sublease, any party to the underlying lease) of rent or any other obligation under such Lease (or, in the case of any Lease that is a sublease, under the underlying lease);

(vi) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease;

(vii) no Seller owes any brokerage commissions or finder’s fees with respect to such Lease;

(viii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Law in all material respects;

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

(x) no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(xi) no Seller has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(xii) Schedule 3.11(a)(xii) sets forth the expiration date under such Lease, the current monthly rental payment and the amount of the security deposit currently held by or for the landlord on behalf of any Seller with respect to such Lease.

(b) The Leased Real Property comprises all of the real property used in the business of Sellers; and no Seller is a party to any agreement or option to purchase any real property or interest therein. No Seller owns any real property or any interest therein.

3.12 Intellectual Property.

(a) Sellers have Made Available to Buyer a list of all Intellectual Property Registrations that are registered or filed in the name of any Seller or any of its Subsidiaries, alone or jointly with others (the “Seller Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Seller Registrations to any Seller or any of its Subsidiaries have been properly executed and recorded. To the Knowledge of Sellers, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Sellers and their Subsidiaries.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences pending with respect to any Patent Rights included in the Seller Registrations, or to the Knowledge of Sellers, threatened. Sellers and each of their Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of any Seller or any of its Subsidiaries and have made no material misrepresentation in such applications. To the Knowledge of Sellers, there are no facts or circumstances that would preclude any Seller or any of its Subsidiaries from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.

(c) Each item of Seller Intellectual Property will be owned or available for use by Buyer (or to a Buyer Subsidiary, if applicable) immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by Sellers or any of their Subsidiaries immediately prior to the Closing (excluding the effect of actions taken by Buyer or any Buyer Subsidiary). Parent or one of its Subsidiaries is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of Liens. The Seller Intellectual Property includes all Intellectual Property owned by or licensed to any Seller or any of its Subsidiaries and used (i) to Exploit the Customer Offerings in the manner so done currently, (ii) to use the material Internal Systems as they are currently used by Sellers or any of their Subsidiaries, and (iii) otherwise to conduct the Business in all material respects in the manner currently conducted.

(d) Each Seller and each of its Subsidiaries has taken reasonable measures in accordance with normal industry practice to protect the proprietary nature of each material item of Seller Owned Intellectual Property, and to maintain in confidence all material trade secrets and confidential information comprising a part thereof. No complaint alleging improper use or disclosure of any personal information is pending or, to the Knowledge of Sellers, has been threatened in writing against any Seller or any of its Subsidiaries. To the Knowledge of Sellers, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of any Seller or any of its Subsidiaries, or (ii) material breach of the security procedures of any Seller or any of its Subsidiaries wherein confidential information has been disclosed to a third person.

(e) To the Knowledge of Sellers, none of the Customer Offerings, or the Exploitation thereof specified by any Seller or any of their Subsidiaries in their user Documentation, infringe or constitute a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems (excluding those portions of the Internal Systems licensed from third parties), or the Sellers’ or any of their Subsidiaries’ past or current Exploitation thereof, infringes or constitutes a misappropriation of, any Intellectual Property rights of any third party. No legal proceedings are pending or threatened in writing against any Seller or any of its Subsidiary alleging any such infringement or misappropriation and no request or demand for indemnification or defense has been received by any Seller or any of its Subsidiaries from any reseller, distributor, customer or user or any other third party.

(f) To the Knowledge of Sellers, no Person (including any current or former employee or consultant of any Seller or any of its Subsidiaries) is infringing or misappropriating any of the Seller Owned Intellectual Property. Sellers have delivered or Made Available to Buyer copies of all complaints, claims, notices or threats concerning the infringement or misappropriation of any Seller Owned Intellectual Property.

(g) Sellers have Made Available to Buyer a list identifying each license, covenant or other agreement (other than agreements between Seller or any of its Subsidiaries and end user customers for Seller’s or such Subsidiaries’ products or services entered into in the ordinary course of business consistent with past practice) pursuant to which any Seller or any of its Subsidiaries has assigned, transferred, licensed or distributed, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property. None of Sellers or any of their Subsidiaries has agreed to indemnify any Person, outside the ordinary course of business consistent with past practice, with respect to any current product of any Seller or any of its Subsidiaries against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party’s Intellectual Property rights. None of Sellers or any of their Subsidiaries is a member of or party to any patent pool, industry standards body or trade association pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Sellers have Made Available to Buyer a list identifying (i) each item of Seller Licensed Intellectual Property and the agreements pursuant to which any Seller or any of its Subsidiaries are licensed such Seller Licensed Intellectual Property (excluding software programs that are part of the Internal Systems and are licensed by any Seller or any of its Subsidiaries, for which the total royalties or other license fees do not exceed $50,000 per annum in the aggregate) and (ii) each agreement, contract, assignment or other instrument pursuant to which any Seller or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property (excluding agreements with employees of Sellers or any of their Subsidiaries entered into in the ordinary course of business consistent with past practice). Other than the Seller Licensed Intellectual Property, to the Knowledge of Sellers, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in a list Made Available by Sellers to Buyer. To the Knowledge of Sellers, none of the Customer

Offerings or Internal Systems includes “shareware”, “freeware” or other Software or other material that was obtained by any Seller or any of its Subsidiaries from third parties other than pursuant to the license agreements identified on a list Made Available by Sellers to Buyer.

(i) None of the execution, delivery and performance of this Agreement and the Ancillary Agreements by any Seller, the performance by such Seller of its obligations hereunder and thereunder, including any obligations in respect of any Chapter 11 Case, nor the consummation of the Transactions will: (i) constitute a material breach of or default under any instrument, license or other agreement governing any Seller Intellectual Property (collectively, the “Seller Intellectual Property Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller Intellectual Property; (iii) result in the grant of any rights to any Seller Intellectual Property to any third party; or (iv) materially impair the right of Buyer (or of a Buyer Subsidiary, if applicable) to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Seller Intellectual Property or portion thereof. There are no royalties, honoraria, fees or other payments payable by any Seller or any of their Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Seller Intellectual Property by any Seller or any of its Subsidiaries and none shall become payable as a result of the consummation of the Transactions. Immediately after the Closing, all Seller Owned Intellectual Property will be fully transferable, alienable or licensable by Buyer (or by a Buyer Subsidiary, if applicable) without restriction and without payment of any kind to any third party.

(j) None of Sellers or any of their Subsidiaries has licensed, distributed or disclosed, the source code for any Software included in the Customer Offerings (“Seller Source Code”) to any Person, and Sellers and each of their Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by any Seller or any of its Subsidiaries, its escrow agent(s), or any other person to any third party.

(k) All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems (excluding those portions of the Internal Systems licensed from third parties) has been designed, authored, tested and debugged by employees of any Seller or any of its Subsidiaries within the scope of their employment or by independent contractors of any Seller or any of its Subsidiaries who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to such Seller or such Subsidiary of Seller, waiving their non-assignable rights (including moral rights) to the extent legally permissible in favor of such Seller or such Subsidiary of Seller and its permitted assigns and licensees.

(l) None of Sellers or any of their Subsidiaries has used Open Source Materials that (i) create obligations for any Seller or any of its Subsidiaries with respect to the Customer Offerings or require that Customer Offerings be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge); or (ii) provide for the grant of a patent license in consideration of the licenses granted to the Open Source Materials.

(m) Each employee of each Seller and each of its Subsidiaires, and each independent contractor of each Seller and each of its Subsidiaries involved in the development of any Customer Offerings, has executed a valid and binding written agreement expressly assigning to Sellers or one of their Subsidiaries all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term and in the course of such employee’s employment or such independent contractor’s work for Sellers or their Subsidiaries, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(n) The Customer Offerings and the Internal Systems (excluding those portions of the Internal Systems licensed from third parties) are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. To the Knowledge of Sellers, the Customer Offerings and the Internal Systems (excluding those portions of the Internal Systems licensed from third parties) do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. None of Sellers or any of their Subsidiaries have received any contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in a list Made Available by Sellers to Buyer.

3.13 Tangible Assets. Each tangible Acquired Asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

3.14 Inventory. The inventory of Sellers and their Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject in each case only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto) as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in accordance with the Agreed Procedures.

3.15 Contracts. Sellers have Made Available to Buyer a list of each Material Contract to which any Seller or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject as of the date of this Agreement. As used in this Agreement, “Material Contracts” means the following agreements:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b) any agreement creating or relating to the governance of a partnership or joint venture;

(c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(d) any agreement pursuant to which any Seller or any of its Subsidiaries has agreed not to compete with any Person or to engage in any business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(e) any agreement providing for “exclusivity” or any similar requirement or pursuant to which any Seller or any of its Subsidiaries is restricted in any material respect anywhere in the world from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, resellers or other distributors, or which material restriction would after the Closing be binding upon Buyer or any of its Subsidiaries;

(f) any agreement with (i) any Affiliate of Seller or any of its Subsidiaries, (ii) any current director (or any of its Affiliates), officer (or any of its Affiliates), employee, independent contractor or consultant of or to any Seller or any of its Subsidiaries or (iii) any union or other labor organization (other than, in each case, (x) offer letters, employment agreements or consulting agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law and (y) invention assignment and confidentiality agreements relating to the assignment of inventions to any Seller or any of its Subsidiaries not involving the payment of money);

(g) license of Intellectual Property granted by any Seller or any of its Subsidiaries pursuant to which such Seller or Subsidiary of Seller has agreed to refrain from granting a license of such Intellectual Property to any other Person;

(h) any material agreement containing any provisions (x) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by any Seller or any of its Subsidiaries to any other Person (without regard to any exception permitting assignments to subsidiaries or affiliates), or (y) having the effect of providing that the execution and delivery of this Agreement or any Ancillary Agreement, the performance by any Seller or any of its Subsidiaries of its obligations hereunder and thereunder or the consummation of the Transactions will, with or without notice or lapse of time or both, conflict with, result in a violation or breach of, constitute a default under, result in the termination or acceleration of or loss of a material benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, or result in the imposition of any Lien upon any of the properties or assets of any Seller, Buyer, or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person;

(i) agreement (or group of related agreements) providing for payment of royalties or other license fees to third parties, other than any such fees not to exceed $50,000 per annum in the aggregate pursuant to license agreements with respect to Intellectual Property that is limited to the internal use of any Seller or any of its Subsidiaries;

(j) agreement granting a third party any license that is not limited to the internal use of such third party to any material Intellectual Property of any Seller or any of its Subsidiaries, other than pursuant to license agreements entered into with customers or resellers of any Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(k) agreement pursuant to which any Seller or any of its Subsidiaries has been granted by a third party any license to any material Intellectual Property or material third party code that is incorporated in any material products of any Seller or any of its Subsidiaries, other than licenses obtained in the ordinary course of business of Sellers and their Subsidiaries consistent with past practice;

(l) agreement granting the other party to such agreement or a third party “most favored nation” status that, following the Closing, would be binding upon Buyer or any of its Subsidiaries;

(m) agreement (x) providing for any license or franchise granted by any Seller or any of its Subsidiaries pursuant to which such Seller or Subsidiary of Seller has agreed or is required to provide any third party with access to source code that is material to any product of such Seller or Subsidiary of Seller or to provide for such source code to be put in escrow or (y) containing a provision having the effect of providing that the execution and delivery of this Agreement or any Ancillary Agreement, the performance by any Seller of its obligations hereunder and thereunder or the consummation of the Transactions will require that a third party be provided with access to source code that is material to any product of any Seller or any of its Subsidiaries or that any such source code be released from escrow and provided to any third party;

(n) agreement containing any “non-solicitation” or “no-hire” provision that, following the Closing, would be binding upon Buyer or any of its Subsidiaries;

(o) agreement (or group of related agreements) for any development, marketing, resale, distribution or similar arrangement relating to any product or service of any Seller or any of its Subsidiaries that resulted in aggregate payments by Sellers and their Subsidiaries in excess of $100,000 during the 12-month period ended on the last day of the most recent calendar month-end prior to the date of this Agreement;

(p) any consulting or services agreement that may not be terminated at will without Liability to any Seller or any of its Subsidiaries;

(q) any agreement under which it has advanced or loaned any amount to any of its directors or executive officers, other than advances of travel expenses in the ordinary course of business consistent with past practice;

(r) any agreement between any Seller or any of its Subsidiaries, on the one hand, and either (i) any of the twenty largest customers and/or resellers of Sellers and their

Subsidiaries (determined on the basis of shipments made by Sellers and their Subsidiaries in the four consecutive fiscal quarter period ended August 27, 2005), on the other hand, or (ii) any of the twenty largest customers and/or resellers of Sellers and their Subsidiaries (determined on the basis of shipments made by Sellers and their Subsidiaries in the nine-month period ended November 26, 2005), on the other hand (the “Major Customers”, and each such agreement, a “Major Customer Contract”);

(s) any agreement (or group of related agreements) that requires future sums due from any Seller or any of its Subsidiaries in excess of $50,000 and is not terminable by such Seller or such Subsidiary of Seller (x) for a cost to Seller or such Subsidiary of less than $25,000 or (y) on 90 (or fewer) days’ notice;

(t) any agreement entered into since January 1, 2001 in connection with the settlement or other resolution of any suit, arbitration, claim, action, investigation or proceeding; or

(u) any agreement under which any Seller or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000.

With respect to each agreement Made Available to Buyer pursuant to Section 3.15: (A) the agreement is valid, binding, enforceable, and in full force and effect in all material respects; (B) except with respect to Bankruptcy Ipso Facto Provisions, none of Sellers or any of their Subsidiaries, nor to Knowledge of Sellers, any other party thereof, is in material breach or default, and to Knowledge of Sellers no event has occurred that, with or without notice or lapse of time or both, would conflict with, result in a material violation or breach of, constitute a material default under, result in the termination or acceleration of or loss of a material benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, such agreement, or result in the imposition of any material Lien upon any of the Acquired Assets or the properties or assets of Buyer or any of its Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or entitlements of any Person; and (C) no party thereto has repudiated any material provision of the agreement. Since January 1, 2005, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts, or otherwise terminated or failed to renew any of its existing relationships with any Seller or any of its Subsidiaries. There have been no discussions or communications since July 1, 2005 with or from any Major Customer that would reasonably be expected to result in a material adverse change in such Major Customer’s pricing terms. Sellers have delivered or Made Available to Buyer each Material Contract, other than the Material Agreements marked with a “*” on the list referenced in the first sentence of this Section 3.15.

3.16 Accounts Receivable. All accounts receivable (other than any accounts receivable for which Buyer or any of its Affiliates is the obligor) of Sellers and their Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto), as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in accordance with the Agreed Procedures.

3.17 Litigation. Schedule 3.17 sets forth each instance in which any Seller or any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or has been threatened in writing to be made a party to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any Governmental Entity. None of the actions, suits, proceedings, hearings, arbitrations, and investigations set forth in Schedule 3.17 of the Disclosure Schedule could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Sellers, no current employee of any Seller or any of its Subsidiaries is a subject of, or has been threatened to be made a subject of, the SEC Investigation.

3.18 Product Warranty. All of the products manufactured, sold, leased, and delivered by Sellers and their Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of Sellers or any of their Subsidiaries has any material Liability (and to the Knowledge of Sellers, there is no valid basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them that, if adversely determined, would give rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on set forth on the face of the Most Recent Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto) as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in accordance with the Agreed Procedures. No product manufactured, sold, leased, or delivered by any Seller or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond (a) the applicable standard terms and conditions of sale or lease (which are available through internet websites, links to which have been provided to Buyer) or (b) any extended warranty/service and maintenance agreements.

3.19 Product Liability. None of Sellers or any of their Subsidiaries has any material Liability (and to the Knowledge of Sellers, there is no valid basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them that, if adversely determined, would give rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Seller or any of its Subsidiaries.

3.20 Employees. Parent has Made Available to Buyer a list of all employees of any Seller or any of its Subsidiaries, identifying for each such employee his or her accrued vacation as of the date hereof. To the Knowledge of Sellers, as of the date of this Agreement, no executive officer or key employee has any plans to terminate employment with any Seller or any of its Subsidiaries prior to, or within twelve months following, the Closing Date. None of Sellers or any of their Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. None of Sellers or any of their Subsidiaries has committed any unfair labor practice. To the Knowledge of Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Seller or any of its Subsidiaries. With respect to the Transactions, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

3.21 Guaranties. None of Sellers or any of their Subsidiaries is a guarantor or otherwise is responsible for any material Liability or obligation (including indebtedness) of any other Person.

3.22 Environmental, Health, and Safety Matters.

(a) Each Seller and each of its Subsidiaries has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, each Seller and each of its Subsidiaries has obtained, has complied, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business.

(c) As of the date of this Agreement, none of Sellers or any of their Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their current or former facilities arising under Environmental, Health, and Safety Requirements.

(d) To the Knowledge of Sellers, as of the date of this Agreement none of the following exists at any property or facility currently or formerly owned or operated by Sellers or their Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) None of Sellers or any of their Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any hazardous substance, or owned or operated any property or facility (and, to the Knowledge of Sellers, no such property or facility is contaminated by any such substance) so as to give rise to any material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to any Environmental, Health, and Safety Requirement.

(f) To the Knowledge of Sellers, there are no environmental audits, reports, or other material environmental documents relating to Sellers’, Sellers’ Subsidiaries or Sellers’ other Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(g) None of the products of any Seller or any of its Subsidiaries contains any chemicals or substances that, when such products are distributed into commerce, either domestically or abroad, would cause those products (or any end product into which those products are incorporated) to be subject to regulation under the European Union EC Directive 2002/95/EC on the restriction of use of certain hazardous substances in electrical and electronic equipment (the “RoHS Directive”), the European Union EC Directive 2002/96/EC on waste electrical and electronic equipment (the “WEEE Directive”), or the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended (“Proposition 65”).

3.23 Insurance. Schedule 3.23 lists all insurance policies owned, held by or applicable to any Seller or any of its Subsidiaries or otherwise applicable to the Business (the “Insurance Policies”), and each Seller has delivered or Made Available to Buyer a summary of all such Insurance Policies, including all occurrence based policies for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. There are no pending or, to the Knowledge of Sellers, threatened claims under any Insurance Policy.

3.24 Government Contracts.

(a) None of Sellers or any of their Subsidiaries is, and since January 1, 2000 none of Sellers or any of their Subsidiaries has been, a party to, any Government Contract. Since January 1, 2000, none of Sellers or any of their Subsidiaries has submitted any bid or proposal for any prospective Government Contracts to which any Seller or any of its Subsidiaries would be party, if awarded.

(b) None of Sellers or any of their Subsidiaries is, or has at any time since January 1, 2000 been, suspended, debarred, or otherwise excluded from eligibility for Government Contracts or subject to any threat or proposal for such suspension, debarment or exclusion. The consummation of the Transactions will not result in any such suspension, debarment or exclusion of Buyer or any of its Subsidiaries.

(c) Schedule 3.24(c) sets forth all Seller Owned Intellectual Property and, to the Knowledge of Sellers, all Seller Licensed Intellectual Property, in each case constituting either (i) a subject invention (as defined at 35 U.S.C. §201(e)) made or first actually reduced to practice in the performance of work under a Government Contract, or (ii) technical data, computer software, or computer software documentation first produced in the performance of a Government Contract. All Sellers and each of their Subsidiaries have complied with all applicable regulations and contract requirements (including restrictive markings on or in Intellectual Property) to effectively limit the rights of the Government Entity in any Intellectual Property within the Acquired Assets.

3.25 Employee Benefits.

(a) Schedule 3.25(a) contains a complete and accurate list of all Employee Benefit Plans maintained or contributed to for the benefit of any person providing services to any Seller or any of its Subsidiaries. Complete and accurate copies of (i) all such Employee Benefit Plans that have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all trust agreements, insurance contracts and summary plan descriptions related to any such Employee Benefit Plans, (iv) all descriptions of plans offering equity securities of any Seller or any of its Subsidiaries and related prospectuses, (v) in the case of a plan intended to be qualified under Code Section 401(a), a copy of the most recent IRS determination letter for such plan, (vi) the three most recent annual reports filed on IRS Form 5500, together with all attachments and (vii) all plan financial statements for the last three plan years for each Employee Benefit Plan), have been delivered or Made Available to Buyer.

(b) All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified.

(c) None of Sellers or any of their Subsidiaries, nor any entity that would be considered together with Seller or its Subsidiaries under Code Section 414(b), (c), (m) or (o), has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has any Seller or any of its Subsidiaries, or any entity that would be considered together with Seller or its Subsidiaries under Code section 414(b), (c), (m) or (o), been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) There are no obligations under any Employee Benefit Plan providing benefits after termination of service, including but not limited to retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law, but only to the extent such continuation coverage is provided solely at the participant’s expense, or (ii) obligations under an Employee Benefit Plan intended to be qualified under Code Section 401(a).

(e) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject any Seller or Buyer or any of their Subsidiaries to (i) any material fine, penalty, tax or liability of any kind under ERISA, the Code or other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan, nor will any of the Transactions give rise to such an obligation.

(f) Schedule 3.25(f) sets forth the sick, vacation and annual time off policy with respect to the employees of any Seller or any of its Subsidiaries, or any group of employees, and identifies the aggregate amount of liabilities for such policies as of the date of this Agreement.

3.26 FCPA Compliance; Trade Compliance.

(a) None of Sellers or any of their Subsidiaries has made, promised, offered, or authorized any payment or transfer of anything of value, directly or indirectly, to any foreign government official or employee (including employees of a government corporation or public international organization and including any political party or candidate for public office), for the purpose of (i) influencing such official to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such official to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

(b) None of Sellers or any of their Subsidiaries has any reason to believe that any of its employees, consultants, agents, or representatives (including resellers), in connection with its relationship with any Seller or any of its Subsidiaries, has made any payments or transfers to foreign government officials or employees that would violate the FCPA or the Laws of the country in which payment or transfer were made.

(c) Sellers and each of their Subsidiaries have at all times been in compliance with all trade Laws, including import and export control Laws, trade embargoes, and anti-boycott laws. Specifically, and except as specifically authorized by a U.S. Government license, license exception, or other permit, none of Sellers or any of their Subsidiaries has:

(i) exported any goods or services to any destination to which, or individual for whom, a license would be required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 740 et seq.) or the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.);

(ii) to the Knowledge of Sellers, exported any goods or services where the goods or services will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that they will be diverted without authorization to any person or destination subject to applicable U.S. trade controls;

(iii) exported or imported any goods or services to or from Cuba, Iran, Iraq, Libya, North Korea, Syria, or Sudan during a time at which such country was subject to U.S. trade embargoes under the Office of Foreign Assets Control regulations, the EAR, or any other statute or executive order; or

(iv) violated the antiboycott prohibitions, or failed to comply with the report requirements, of EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

3.27 State Takeover Statutes. The Board of Directors of Parent has approved this Agreement and the Transactions, and, assuming the accuracy of Buyer’s representation in Section 4.7, such approval constitutes approval of the Transactions for purposes of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Transactions. No other state takeover or similar statute or regulation is applicable to this Agreement, or the Transactions.

3.28 Opinion of Financial Advisor. Parent has received the opinion (the “Fairness Opinion”) of Sonenshine Partners to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Purchase Price to be received by Sellers and their Subsidiaries pursuant to this Agreement is fair to Parent and its Subsidiaries from a financial point of view, a copy of which opinion will be delivered to Buyer for informational purposes only.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller that:

4.1 Organization of Buyer; Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as presently conducted.

4.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the filing of a premerger notification and report form under the HSR Act, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer, subject to the filing of a premerger notification and report form under the HSR Act. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by Sellers, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each Ancillary Agreement to be executed and delivered by Buyer will, upon such execution and delivery, and assuming due execution and delivery by the other parties thereto, constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

4.3 Non-contravention.

(a) None of the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder or the consummation of the Transactions will (i) violate any Law to which Buyer is subject or any provision of its certificate of incorporation or bylaws, (ii) conflict with, result in a violation or breach of, constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except in the case of this clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the Transactions.

(b) Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Transactions, except for (i) required filings, notices or reports under the Securities Act, the Securities Exchange Act, and the rules and regulations of the New York Stock Exchange, and (ii) notices or filings under HSR Act.

4.4 Litigation. Buyer is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor is Buyer a party nor, to the Knowledge of Buyer, is Buyer threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, that challenges or seeks to enjoin, alter or materially delay the consummation of the Transactions.

4.5 Brokers’ Fees. Buyer is responsible for any fees or commissions to any broker, finder, or agent retained by it with respect to the Transactions, and Buyer has no Liability or obligation to pay any such fees or commissions with respect to the Transactions for which Seller could become liable or obligated.

4.6 Availability of Funds. Buyer currently has sufficient immediately available funds in cash or cash equivalents, and shall at the Closing have sufficient immediately available funds, in cash, to pay all amounts required to be paid pursuant to this Agreement and to consummate the Transactions, including, but not limited to, payment of the Purchase Price.

4.7 Interested Stockholders. Neither Buyer nor any of its “affiliates” or “associates” has been an “interested stockholder” of Parent at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

ARTICLE V

COVENANTS

5.1 Bankruptcy Filing. As promptly as practicable, but in no event later than three Business Days after the date of this Agreement, each Chapter 11 Seller shall file a petition for relief under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court.

5.2 Chapter 11 Case Motions and Orders.

(a) As promptly as practicable, but in no event later than three Business Days after the date of this Agreement, the Chapter 11 Sellers shall file in the Bankruptcy Cases motions, in form and substance reasonably acceptable to Buyer, seeking the entry of (a) the Bidding Procedures Order and (b) the Sale Order.

(b) Subject to its obligations as debtor-in-possession, each Chapter 11 Seller shall promptly make any filings, take all actions and use all commercially reasonable efforts to obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Chapter 11 Sellers shall give notice to all parties entitled to notice of the Bidding Procedures Order, the Sale Order and any motions related thereto in accordance with all applicable Laws, the Federal Rules of Bankruptcy Procedure and any applicable local rules, and to any other Persons reasonably requested by Buyer.

(d) The Chapter 11 Sellers shall conduct any auction process in accordance with the Bidding Procedures. Except as permitted by the Bidding Procedures Order or with Buyer’s consent, the Chapter 11 Sellers shall comply with, and shall not amend, waive, modify or supplement, the Bidding Procedures.

(e) The Chapter 11 Sellers shall promptly notify Buyer if any party appeals, requests a stay of, or seeks reconsideration of the Bidding Procedures Order or Sale Order and provide Buyer a copy of any related notices, applications or motions within one Business Day after receipt by the Chapter 11 Sellers.

5.3 Conduct of the Business. During the period from the date of this Agreement and continuing until the Closing, except (x) as specifically required by this Agreement, (y) as specifically disclosed in Schedule 5.3 or (z) to the extent that Buyer shall otherwise consent in writing, Sellers shall, and shall cause each of their Subsidiaries to, carry on the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, developers, engineers and other key employees and to preserve their assets (tangible and intangible) and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Closing, except (x) as specifically required by this Agreement, (y) as specifically disclosed in Schedule 5.3 or (z) to the extent that Buyer shall otherwise consent in writing, each Seller covenants that it shall not, and shall not permit any of its Subsidiaries to:

(a) issue shares of capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities, in an aggregate amount in excess of 5% of the number of outstanding shares of Parent’s common stock as of the date of this Agreement;

(b) amend its certificate of incorporation or bylaws (or similar organizational documents);

(c) acquire any material assets other than acquisitions of machinery, equipment, inventories of raw materials or works in progress, supplies or parts in the ordinary course of business consistent with past practice;

(d) merge or consolidate with any other Person, or purchase all or a substantial portion of the assets or all or a substantial equity or voting interest in any Person;

(e) sell, lease, transfer, or assign any material assets, tangible or intangible, other than sales of inventory and licenses of software, in each case for fair consideration in the ordinary course of business consistent with past practice;

(f) enter into any Material Contract other than Material Contracts described by clauses (a), (r) or (s) of Section 3.15 (but not any other clause of Section 3.15) entered into in the ordinary course of business consistent with past practice;

(g) enter into any contract or agreement (i) if consummation of the Transactions would conflict therewith, result in a breach thereof, constitute a default thereunder, result in the acceleration thereof, create in any Person the right to accelerate, terminate, modify, or cancel such contract or agreement, or require any notice thereunder or (ii) containing any restriction on the ability of any Seller or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder;

(h) accelerate, terminate, modify, amend, or cancel any Material Contract, or waive, release or assign any rights or claims thereunder, in each case in a manner adverse to Sellers and their Subsidiaries;

(i) incur or make any capital expenditures or any Liability in connection therewith, other than capital expenditures or Liabilities in connection therewith that do not, in the aggregate, exceed $500,000;

(j) make any capital investment in any other Person, or any loan to any Person other than advances of travel expenses to employees in the ordinary course of business;

(k) create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(l) transfer, assign, or grant any license or sublicense of any rights under or with respect to any Intellectual Property, other than pursuant to non-exclusive license agreements entered into with customers of Sellers and their Subsidiaries in the ordinary course of business consistent with past practice;

(m) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

(n) grant any bonus opportunity or any increase in any type of compensation or benefits to any of its current or former directors, officers, employees or consultants;

(o) pay any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice;

(p) grant to any of its current or former directors, officers, employees or consultants any severance or termination pay or the right to receive any severance or termination pay or increases therein, except for any such rights granted prior to the date of this Agreement in the ordinary course of business consistent with past practice;

(q) adopt, amend, modify, or terminate any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

(r) make any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business consistent with past practice;

(s) make any loans or advances of money;

(t) delay or postpone the payment of accounts payable or any other Liabilities, other than as required by the Bankruptcy Code;

(u) change any finance or Taxes accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(v) make any Tax election or any settlement or compromise of any material income Tax liability;

(w) pay, discharge, settle or satisfy any material litigation or threatened or potential litigation (including claims of stockholders and any stockholder litigation relating to this Agreement, the Transactions or otherwise), other than as required pursuant to any agreement in effect on the date of this Agreement (including concluding the SEC Investigation pursuant to Section 5.15);

(x) waive or release any right of material value;

(y) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any Lease;

(z) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any representation and warranty of Seller set forth in this Agreement being untrue or incorrect if such representation or warranty were made again as of the time of such action (or omission) or following such action (or omission), which failure to be true and correct would give rise to a failure of the condition set forth in Section 6.2(a); or

(aa) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.4 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate the Closing, including using its commercially reasonable efforts to (a) accomplish consummation of the Transactions (including satisfaction of the conditions precedent set forth in Article VI), (b) obtain all necessary consents, approvals or waivers from third parties and (c) assist Buyer in integrating the Continuing Employees into Buyer’s payroll system as of Closing. In connection with and without limiting the generality of the foregoing, each of Parent and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions, use its commercially reasonable efforts to ensure that the Closing may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions. Without limiting the generality of the foregoing in this Section 5.4, each Seller shall give Buyer the opportunity to participate in the defense of any litigation against such Seller and/or its Board of Directors relating to the Transactions, it being understood and agreed that this Section 5.4 shall not give Buyer the right to direct such defense or restrict any Chapter 11 Seller from complying with its obligations as debtor-in-possession in its Chapter 11 Case.

5.5 Regulatory Matters.

(a) Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable for (i) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), and (ii) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity (other than the commencement of the Chapter 11 Cases pursuant to and in accordance with this Agreement). Sellers and Buyer shall, and shall cause each of their Subsidiaries to, provide such assistance, information and cooperation to the other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand; provided, however, that the Parties will promptly comply with a request for additional information and documents issued by the FTC or DOJ (so-called “Second Request”) and any similar request under the competition or antitrust laws of any other jurisdiction.

(b) Notwithstanding Sections 5.4 or 5.5, or any other provision of this Agreement to the contrary, in no event shall any Party be obligated to agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, (x) any assets (whether tangible or intangible) or any portion of any business of Buyer or any of its Subsidiaries, (y) any material portion of the Acquired Assets (whether tangible or intangible) or (z) any material portion of the Business.

5.6 Full Access. Between the date of this Agreement and the Closing, Sellers will permit Buyer and any representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers or due diligence being conducted by other Persons in accordance with the Bidding Procedures Order, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to Seller or any of its Subsidiaries. Between the date of this Agreement and the Closing, Sellers shall use commercially reasonable efforts to permit Buyer and any representatives of Buyer (including legal counsel and accountants) to have full access to Sellers’ and their Subsidiaries’ auditors (and, to the extent reasonably practicable, former auditors) (subject to a customary confidentiality undertaking). Any confidential or proprietary information disclosed by Sellers to Buyer in the course of the reviews contemplated by this Section 5.6 shall be “Confidential Information” (whether or not marked “Confidential”) and shall be subject to the Confidentiality Agreement dated August 9, 2005 (the “Confidentiality Agreement”), between Buyer and Parent.

5.7 Notice of Developments.

(a) Parent shall give prompt written notice to Buyer if, at any time, (i) any Effect exists or has occurred that would make any of Seller’s representations or warranties untrue or incorrect in any material respect if made as of such time or (ii) Seller shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 6.2(b).

(b) Buyer shall give prompt written notice to Parent if, at any time, (i) any Effect exists or has occurred that would make any of Buyer’s representations or warranties untrue or incorrect in any material respect if made as of such time or (ii) Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 6.3(b).

5.8 No Solicitation.

(a) From the date of this Agreement until the commencement of the Chapter 11 Cases, no Seller shall, nor shall it permit any of its Subsidiaries to, authorize or permit any director or officer of any Seller or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor (collectively, “Representatives”) of any Seller or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer or its Subsidiaries, investment bankers, attorneys, accountants or other advisors, or any of Seller’s or their Subsidiaries’ Representatives, in each case in their capacity as such) any information with respect to, any Takeover Proposal, or (iii) waive or release any provision of, or consent to any matter with respect to which its consent is required under, any standstill agreement to which any Seller or any of its Subsidiaries is a party. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of any Seller or any of its Subsidiaries or any of their Representatives shall be deemed to be a breach of this Section 5.8(a) by Sellers.

(b) From the date of this Agreement until the commencement of the Chapter 11 Cases, neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify in a manner adverse to Buyer, or propose publicly to withdraw or modify in a manner adverse to Buyer, the resolution authorizing this Agreement and the Transactions, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”); (ii) adopt or approve any Takeover Proposal or propose publicly to adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit any Seller or any of their Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, asset purchase agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action.

(c) From the date of this Agreement until the commencement of the Chapter 11 Cases, Parent shall promptly (and in any event within 24 hours after any Listed Officer or director of Parent becomes aware that any Takeover Proposal has been received) advise Buyer in writing of any Takeover Proposal, or any material amendment to any Takeover Proposal, indicating the identity, the terms and conditions of such Takeover Proposal and the identity of the Person making such Takeover Proposal. Parent shall thereafter keep Buyer reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal, and Parent shall promptly (and in any event within 24 hours) provide to Buyer copies of any additional written materials received that relate to such Takeover Proposal and the status of any discussions or negotiations with the Person making such Takeover Proposal and any of its representatives. For purposes of this Agreement, “Listed Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer and General Counsel of Parent.

(d) Nothing contained in this Section 5.8 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Parent’s stockholders if, in the good faith judgment of Parent’s Board of Directors, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall Parent or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 5.8(b).

(e) For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person other than Buyer relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent 10% or more of (x) the total revenue, operating income or assets of Sellers and their Subsidiaries, taken as a whole, or (y) the book value of the total assets of Sellers and their Subsidiaires, taken as a whole or (ii) 10% or more of the outstanding shares of Parent’s common stock, in each case other than the transactions contemplated by this Agreement.

5.9 Taxes.

(a) Sellers shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for Sellers and their Subsidiaries for all periods. Sellers shall be liable for any Taxes of Sellers and their Subsidiaries for all periods.

(b) Sellers shall be responsible for the payment of any federal, state, local or foreign transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the Transactions, whether imposed by Law on any Seller, any Subsidiary of Seller, Buyer or any Buyer Subsidiary.

(c) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the appropriate Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the Parties, so that if either Party paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by it.

(d) Nothing in this Agreement is intended or shall be construed to obligate Buyer or Sellers to pay any tax on any transaction that is exempt from taxation pursuant to Section 1146 of the Bankruptcy Code.

5.10 Bulk Sales Laws. Buyer and each Seller (including on behalf of its Subsidiaries) that is not a Chapter 11 Seller hereby waive compliance by Buyer and such Seller and its Subsidiaries with the “bulk sales” or “bulk transfer” Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions; provided, however, that this Section 5.10 shall not apply to any Law requiring notice to any Tax authority, and all such notices shall be provided by Sellers and their Subsidiaries.

5.11 Use of Parent’s Name. From and after the Closing, none of Sellers or any of their Subsidiaries shall use the name “Riverstone” or any trade names, trademarks, identifying logos or service marks included in the Acquired Assets or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos; provided, however, that during the 90-day period following the Closing Date, the Sellers and their Subsidiaries may use the words “(formerly Riverstone Networks, Inc.)” after its use of its new corporate name. Within two Business Days following the Closing Date, Parent shall amend its certificate of incorporation and bylaws as necessary to comply with this Section 5.11 and shall cause each other Seller and each of its Subsidiaries to amend its governing documents promptly thereafter. The Chapter 11 Sellers shall seek to modify any official caption in the Chapter 11 Cases to reflect the name changes contemplated herein.

5.12 Non-Compete. Sellers shall not, and shall not permit their Subsidiaries to, at any time during the five-year period immediately following the Closing Date, directly or indirectly, own, manage, control, engage in or participate in the ownership, management or control of, or be otherwise affiliated in any manner with, or provide any services or advice of a competitive nature to, any business similar to the Business; provided, however, that the foregoing shall not prohibit any Seller from individually or collectively owning as a passive investment 5% or less of the equity securities of any publicly traded entity.

5.13 Employees.

(a) Prior to the Closing, Buyer shall offer, or shall cause a Subsidiary of Buyer to offer, employment to those employees of Sellers and their Subsidiaries named on the list (which Buyer has provided to Parent) titled “Employees to Receive Offers” (excluding those absent on the Closing Date due to illness, short-term disability or other approved leave of absence) (those who accept such offers, the “Continuing Employees”) and shall not offer employment to any employees not named on such. Such employment shall commence immediately after the Closing Date, under wage terms comparable in the aggregate to those enjoyed by the Continuing Employees immediately prior to the Closing Date and under employee benefit plans that provide substantially the same level of coverage and benefits as those provided to similarly situated employees of Buyer (and in no event materially less than those provided by Sellers and their Subsidiaries in the aggregate). Such offers of employment shall be in writing and delivered prior to the Closing Date and shall require each Continuing Employee accepting such offer, no later than three Business Days before the Closing Date, to: (i) deliver to Buyer such Continuing Employee’s written acceptance of such offer, and (ii) deliver to Sellers and their Subsidiaries (as applicable) such Continuing Employee’s written resignation of employment with the applicable Seller or Subsidiary of one of Sellers that employed such Continuing Employee, which resignation shall be effective immediately prior to the Closing. Employment of any transferring employee will be subject to, among other things: (1) the transferring employee providing Buyer with documentation of eligibility to work in their particular location, if required, (2) the transferring employee completing any paperwork necessary to process paychecks (e.g., Form W-4), (3) the transferring employee signing Buyer’s standard form of intellectual property agreement, (4) Buyer’s verification that there are no agreements in place that would prohibit employing the individual (e.g., employment agreements), (5) the transferring employee certifying that he/she has received and reviewed the Buyer’s Business Guideposts (code of conduct), (6) the transferring employee taking and successfully completing any mandatory training programs (e.g., Buyer’s ethics and FCPA on-line training courses), (7) the Continuing Employee complying with other requests and/or satisfying other requirements of Buyer (e.g., drug screen, background check, etc.). In addition, Buyer shall make offers of employment on similar terms to each employee of Seller and its Subsidiaries named on the list (which Buyer has provided to Parent) titled “Employees to Receive Offers” who, on the Closing Date, is absent due to illness, short-term disability or other approved leave of absence and is able and willing to return to work within ninety (90) days after the Closing Date. Notwithstanding the foregoing, with respect to those employees named on the list (which Buyer has provided to Parent) titled “Employees to Receive Offers” and who are identified therein as foreign employees, Buyer’s offer of employment and the subsequent transfer of employment shall be deferred for such period of time as is advisable in the reasonable judgment of Buyer to comply with the requirements of local law, and Seller shall cooperate with and assist Buyer in connection with the making of such offers and the transitioning of such employees.

(b) Any employee employed in, or assigned to, any business of any Seller or any of its Subsidiaries within the European Union (any such employee, a (“E.U. Continuing Employee”), will, upon Closing, transfer automatically to the employment of Buyer (or a Buyer Subsidiary), pursuant to local laws giving effect to the EU Acquired Rights Directive. To the extent permitted by local laws; however, Buyer (or a Buyer Subsidiary, if applicable) may, in its discretion, negotiate with such employees to reach agreement to changed terms of employment with such employees, and if such changes are agreed and lawfully implemented prior to Closing, the employee shall transfer to the employment of the Buyer (or a Buyer Subsidiary, if applicable) on such changed terms.

(c) Buyer shall, upon request by Parent, furnish to Parent any information concerning any measures (within the meaning of the Regulations and the Directive) that Buyer intends to take with respect to the Transactions in relation to any E.U. Continuing Employee. “Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981, (as amended, re-enacted or extended from time to time). “Directive” means Acquired Rights Directive 77/187, (as amended, re-enacted or extended from time to time).

(d) All health care benefit plans of Buyer or its Subsidiaries that are subject to U.S. law in which the Continuing Employees participate after the Closing Date (the “Successor Plans”) shall provide coverage for pre-existing health conditions to the same extent those conditions were covered under the applicable plans or programs in effect for such Continuing Employees under Parent’s comparable Employee Benefit Plans immediately prior to the Closing Date (collectively, the “Sellers’ Health Care Plan”), and all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to their participation and coverage under those Successor Plans, other than limitations or waiting periods that one or more Continuing Employees had not yet satisfied under the Sellers’ Health Care Plan as of the Closing Date, and the Continuing Employees shall also be given credit for amounts paid by them under the Sellers’ Health Care Plan, for the portion of the plan year preceding their transfer to the Successor Plans, for purposes of applying deductibles, co-payments and out-of-pocket maximums under the Successor Plan, as though such amounts had in fact been paid in accordance with the terms and conditions of the Successor Plan.

(e) Parent agrees to terminate its savings/401(k) plan for U.S. employees within 60 days after the Closing Date, and shall promptly take all steps necessary to provide for the orderly windup and distribution of assets of such plan to the plan’s participants as soon as practicable.

5.14 Limitation on Distributions to Stockholders. Parent shall not make distributions of any kind to its stockholders until all Liabilities of each Seller and each of its Subsidiaries that would be required by GAAP to be set forth on a balance sheet or in the notes thereto (other than Assumed Liabilities) have been satisfied, or provided or reserved for, in full in accordance with applicable Law.

5.15 Investigation. Prior to the Closing, Sellers shall use commercially reasonable efforts to conclude the allegations against Sellers and its Subsidiaries set forth in the “Wells Notices” dated October 28, 2005 (the “SEC Investigation”) either by (a) receipt of a written notice from the Staff of the SEC that it will not recommend that charges be brought against any Seller or any of its Subsidiaries with respect to the SEC Investigation or (b) entry of a final court or administrative order as to Sellers and their Subsidiaries on terms reasonably satisfactory to Buyer (it being understood that the entry of the draft administrative order previously Made Available to Buyer and there being no other SEC enforcement action as to Sellers or any of their Subsidiaries (consistent with the correspondence between Parent and the SEC Staff previously

Made Available to Buyer) is reasonably satisfactory to Buyer). Sellers shall use commercially reasonable efforts to confer and consult on a regular basis with Buyer with respect to the SEC Investigation, to keep Buyer apprised of the status of the SEC Investigation and to promptly advise Buyer of any material event, change, circumstance or development relating to or arising from the SEC Investigation.

5.16 Estoppel Certificates. Prior to Closing, with respect to the Leases identified on Schedule 5.16, Sellers shall use commercially reasonable efforts to obtain from the landlord under each such Lease (other than a Lease that has been assumed and assigned to Buyer under the Bankruptcy Code) a customary estoppel certificate in form and substance reasonably satisfactory to Buyer.

5.17 FIRPTA Tax Certificates. At or prior to the Closing, each Seller or any of its Subsidiaries that is transferring any United States real property interest as defined in Section 897(c) of the Code shall deliver or cause to be delivered to Buyer a certification that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If any such transferor has not provided the certification described above to Buyer on or before the Closing Date, Buyer shall be permitted to withhold from the Purchase Price an amount equal to any required withholding Tax under Section 1445 of the Code.

5.18 Further Assurances. At any time and from time to time after the Closing, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the Transactions.

5.19 Escrow Agreement. Prior to Buyer’s depositing the Deposit with the Escrow Agent pursuant to Section 2.3(b), Buyer and Parent shall enter into the Escrow Agreement with the Escrow Agent.

5.20 Transition Services. If appropriate or advisable in order to facilitate the Closing, Sellers and Buyer shall negotiate in good faith a transition services agreement, and shall also cooperate in addressing issues related to the transfer of employment. Without limiting the generality of the foregoing sentence, the Parties agree that Buyer may require the transition services described on Schedule 5.20, and to the extent that Buyer requests such services in discussing such transition services agreement, Sellers shall use commercially reasonable efforts to make such services available to Buyer (or one or more Buyer Subsidiaries). In the event that a transition services agreement relating to a delayed transfer of employment is established, the timing of offers to, and the commencement of employment by, the Continuing Employees with Buyer will be in accordance with the terms of the transition services agreement, notwithstanding any provision of this Agreement to the contrary.

5.21 Collection of Accounts Receivable. Each Seller agrees that it shall, and shall cause each of its Subsidiaries to, forward promptly to Buyer any monies, checks or instruments received by such Seller (or Subsidiary thereof) after the Closing Date with respect to the accounts receivable purchased by Buyer pursuant to this Agreement. Sellers hereby grant to Buyer, on their own behalf and on behalf of each of their Subsidiaries, a power of attorney to endorse and cash any checks or instruments payable or endorsed to any Seller or any of its Subsidiaries, or to any of their order, which are received by Buyer and which relate to accounts receivable purchased by Buyer pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligation of Each Party. The respective obligations of each of the Sellers and Buyer to consummate the Transactions at the Closing is subject to satisfaction of the following conditions:

(a) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or Law (collectively, “Restraints”) that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the Closing; and

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have been terminated or shall have expired.

Any condition specified in this Section 6.1 may be waived if all Parties execute a writing so stating at or prior to the Closing.

6.2 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the Transactions at the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Sellers in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except (i) to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date, (ii) where the failure of such representations and warranties to be true and correct as of the date of this Agreement is not material to the Business and (iii) where the failure of such representations and warranties to be so true and correct as of the Closing Date would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and Buyer shall have received a certificate of Parent’s Chief Executive Officer to the effect that the condition in this Section 6.2(a) has been satisfied;

(b) Each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and Buyer shall have received a certificate of Parent’s Chief Executive Officer to such effect;

(c) Since the date of this Agreement, there shall not have occurred any Effect that has resulted in, or that would reasonably be expected to result in, a Material Adverse Effect;

(d) There shall not be pending any claim, suit, action, investigation, arbitration, or proceeding brought or threatened in writing by any Governmental Entity seeking to, nor shall there be any Restraint in effect that does or could reasonably be expected to, (i) restrain or prohibit the consummation of the Closing; (ii) prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by Buyer or any of its Subsidiaries of (x) any assets (whether tangible or intangible) or any portion of any business of Buyer or any of its Subsidiaries, as a result of the consummation of the Transactions, (y) any material portion of the Acquired Assets (whether tangible or intangible) or (z) any material portion of the Business, (iii) require Buyer or any of its Subsidiaries to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate (A) any assets (whether tangible or intangible) or any portion of any business of Buyer or any of its Subsidiaries, as a result of the consummation of the Transactions, (B) any material portion of the Acquired Assets (whether tangible or intangible) or (C) any material portion of the Business; or (iv) prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the Acquired Assets.

(e) Buyer shall have received an opinion from Indian counsel for the Sellers (other than the Chapter 11 Sellers) located in India reasonably acceptable to Buyer in the form attached as Exhibit C, addressed to Buyer and dated the Closing Date;

(f) Seller shall have concluded the SEC Investigation either by (i) receipt of a written notice from the Staff of the SEC that it will not recommend that charges be brought against any Seller with respect to the SEC Investigation or (ii) entry of a final court or administrative order as to Sellers on terms reasonably satisfactory to Buyer (it being understood that the entry of the draft administrative order previously Made Available to Buyer and there being no other SEC enforcement action as to Sellers or any of their Subsidiaries (consistent with the correspondence between Parent and the Staff of the SEC previously Made Available to Buyer) is reasonably satisfactory to Buyer);

(g) there shall not be pending or threatened any action, suit, proceeding, hearing, arbitration, or investigation of, in or before any Governmental Entity, against any current employee or director of Parent or any of its Subsidiaries, in each case relating to the matters in the SEC Investigation;

(h) The Sale Order has been entered by the Bankruptcy Court and has become a Final Order; and

(i) Buyer shall have received each of the following documents, duly executed by each Seller:

(i) a Bill of Sale in substantially the form attached hereto as Exhibit D;

(ii) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit E (the “Assignment Agreement”);

(iii) a Patent Assignment in substantially the form attached hereto as Exhibit F;

(iv) a Trademark Assignment in substantially the form attached hereto as Exhibit G; and

(v) a Domain Name Transfer Agreement in substantially the form attached hereto in Exhibit H.

Buyer may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

6.3 Conditions to Sellers’ Obligation. The obligation of the Sellers to consummate the Transactions at the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except (i) to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date, (ii) for any immaterial failure of any representation or warranty to be true and correct as of the date of this Agreement and (iii) where the failure of such representations and warranties to be so true and correct as of the Closing Date would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the Transactions; and Seller shall have received a certificate of Buyer’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer to the effect that the condition in this Section 6.3(a) has been satisfied;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and Parent shall have received a certificate of Buyer’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer to such effect;

(c) The Sale Order (i) has been entered by the Bankruptcy Court, (ii) has not been vacated, reversed, modified, or stayed, and (iii) includes a finding that Buyer is purchasing the Acquired Assets in good faith and is entitled to the protections of Bankruptcy Code Section 363(m); and

(d) Parent shall have received the Assignment Agreement, duly executed by Buyer.

Seller may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

6.4 Frustration of Closing Conditions. No Party may rely, as a basis either for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in this Article VI, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Closing, and to cause the satisfaction of all such conditions, as required by Section 5.4.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) By mutual written consent of Buyer and Parent, by action of their respective Boards of Directors;

(b) By either Parent or Buyer if the Closing shall not have occurred on or before June 30, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date;

(c) By either Parent or Buyer if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such action or inaction;

(d) By Parent, if at any time (i) any Effect exists or has occurred that would make any of Buyer’s representations or warranties untrue or incorrect if made as of such time, which failure to be true and correct would give rise to a failure of the condition set forth in Section 6.3(a) or (ii) Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 6.3(b), in each of clauses (i) and (ii) only if such failure to be true and correct or such breach or failure to perform has not been or is incapable of being cured by Buyer within 30 calendar days after its receipt of written notice thereof from Sellers;

(e) By Buyer, if at any time (i) any Effect exists or has occurred that would make any Sellers’ representations or warranties untrue or incorrect if made as of such time, which failure to be true and correct would give rise to a failure of the condition set forth in Section 6.2(a) or (ii) any Seller shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 6.2(b), in each of clauses (i) and (ii) only if such failure to be true and correct or such breach or failure to perform has not been or is incapable of being cured by such Seller within 30 calendar days after Parent’s receipt of written notice thereof from Buyer;

(f) By Parent or Buyer on the earlier of (i) closing of a sale of any material portion of the Acquired Assets to an entity other than the Buyer or its affiliates, or (ii) 31 days after the Bankruptcy Court enters an order authorizing such a sale;

(g) By Buyer if Sellers have not filed the Chapter 11 Cases on or prior to the third Business Day after the date of this Agreement;

(h) By Buyer if the Chapter 11 Sellers have not filed in the Chapter 11 Cases, on or before the third Business Day after the date of this Agreement motions to approve the Bidding Procedures and the Transactions (the date on which such motions are filed, the “Motion Date”);

(i) By Buyer if the Bankruptcy Court has not entered the Bidding Procedures Order within 18 days after the Motion Date;

(j) By Buyer if the Bidding Procedures are modified in any material respect after entry of the Bidding Procedures Order;

(k) By Buyer if any auction contemplated by the Bidding Procedures Order has not been commenced within 45 calendar days after the Motion Date;

(l) By Buyer if the Bankruptcy Court has not entered the Sale Order within 48 days after the Motion Date;

(m) By Buyer if any provision of this Agreement shall cease to be valid and binding on any Seller; or

(n) By Buyer if any Chapter 11 Case is dismissed or converted to a case under Chapter 7 of Title 11 of the United States Code, a trustee is appointed in any Chapter 11 Case, or a responsible officer or examiner with expanded powers in respect of the operation of any aspect of the Business is appointed in any Chapter 11 Case.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no Liability on the part of any Party hereto or its Affiliates, directors, officers or stockholders, except as follows:

(a) the provisions of this Section 7.2, Section 7.3 and Article IX shall survive termination of this Agreement;

(b) if this Agreement is terminated by (x) Buyer or Parent pursuant to Section 7.1(f), (y) Parent pursuant to Section 7.1(b) or (z) Buyer pursuant to Section 7.1(e), but only if such termination is based upon a breach by any Seller of Section 5.8, Sellers’ liability shall be limited to return of the Deposit and payment of the Termination Fee and Expense Reimbursement;

(c) provided that the Deposit has been deposited with the Escrow Agent pursuant to Section 2.3(b), under no circumstances shall Buyer’s liability for breach of this Agreement exceed the amount of the Deposit, and a claim against the Deposit Fund (as defined in the Escrow Agreement) shall be Sellers’ exclusive remedy for breach of this Agreement; and

(d) except as provided in Sections 7.2(b) and 7.2(c), termination of this Agreement shall not relieve any Party of any Liability or damages resulting from any breach by that Party of this Agreement.

7.3 Fees and Expenses.

(a) Whether or not the Transactions are consummated, and except as otherwise contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the Party incurring such fees and expenses.

(b) The following provisions shall apply upon termination of this Agreement:

(i) Upon termination of this Agreement by (x) Parent pursuant to Section 7.1(b), (y) either Parent or Buyer pursuant to Section 7.1(f), or (z) Buyer pursuant to Section 7.1(e) or Sections 7.1(g) through 7.1(n), Parent shall reimburse up to $1,000,000 of the reasonable and actual out-of-pocket fees and expenses incurred by Buyer in connection with this Agreement and the Transactions (the “Expense Reimbursement”), by wire transfer of same day funds to an account specified by Buyer not later than two Business Days following such termination or as soon thereafter as is permitted by the Bankruptcy Court.

(ii) Upon a termination of this Agreement by (x) Parent pursuant to Section 7.1(b), (y) either Party pursuant to Section 7.1(f) or (z) Buyer pursuant to Section 7.1(e), but only if such termination is based upon a breach by any Seller of Section 5.8, Parent shall pay Buyer by wire transfer of same day funds to an account specified by Buyer not later than two Business Days following such termination a fee equal to $5,100,000 (the “Termination Fee”) (whether or not any Expense Reimbursements have previously been paid pursuant to Section 7.3(b)).

(iii) Upon termination of this Agreement by (x) either Parent or Buyer pursuant to Sections 7.1(a), 7.1(b), 7.1(c) or 7.1(f), or (y) Buyer pursuant to Sections 7.1(e) or Sections 7.1(g) through 7.1(n), Parent and Buyer shall irrevocably authorize the immediate release of the Deposit to Buyer by the Escrow Agent.

(iv) Upon termination of this Agreement by Parent pursuant to Section 7.1(d), Parent and Buyer shall irrevocably authorize the immediate release of the Deposit to Parent by the Escrow Agent.

(c) Sellers and Buyer acknowledge and agree that the agreements contained in Section 7.3(b) are an integral part of the Transactions, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Parent fails promptly to pay any amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Buyer commences a suit against Parent that results in a judgment against Parent for the Termination Fee or the Expense Reimbursement, Parent shall pay to Buyer its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and the Expense Reimbursement from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) Sellers acknowledge and agree that (i) sale of the Acquired Assets at the highest and best price pursuant to the Bidding Procedures is in the best interests of the Chapter 11 Sellers and their estates; (ii) by conducting due diligence, negotiating this Agreement, and agreeing to acquire the Acquired Assets at the Purchase Price, Buyer is facilitating a sale of the Acquired Assets at the highest and best price pursuant to the Bidding Procedures, and is establishing a floor for competing bids; and (iii) in so doing, Buyer is making a substantial contribution to the Chapter 11 Cases and, accordingly, the Expense Reimbursement and Termination Fee are entitled to be treated as administrative expenses of the Chapter 11 Cases.

7.4 Auction Procedures. Notwithstanding anything to the contrary in this Agreement, the following terms and conditions shall govern:

(a) The sale of the Acquired Assets, the approval of this Agreement and the consummation of the Transactions are expressly subject to (i) higher or better offers that may be received and accepted by Sellers at the auction and (ii) entry of the Sale Order by the Bankruptcy Court.

(b) Buyer shall have the right, in its sole discretion, to raise the price for the Acquired Assets (or to otherwise improve its offer contained in this Agreement) at any time until the conclusion of the auction. Each such improvement by Buyer in its bid at the auction shall constitute an irrevocable and binding amendment to this Agreement.

(c) Buyer’s bid shall remain in effect as a “back-up” bid for a period of 30 days following the conclusion of the auction if Sellers accept a competing bid.

(d) Buyer shall be entitled to “credit bid” the Termination Fee and Expense Reimbursement such that no competing bid shall be deemed higher in amount unless such competing bid exceeds the Purchase Price herein by the amount of the Termination Fee, plus the Expense Reimbursement, plus the “Bidding Increment”. The Bidding Increment for the initial overbid shall be $1,000,000 and all subsequent Bidding Increments shall be $250,000.

(e) Only competing bids that are “Qualified Bids” shall be considered at the auction. To be a Qualified Bid, a competing bid must (i) exceed the Purchase Price by the sum of the Termination Fee, plus the Expense Reimbursement, plus the Bidding Increment, (ii) be accompanied by a Deposit and by proof of such bidder’s financial ability to pay the balance of the purchase price, and (iii) be accompanied by a signed, irrevocable asset purchase agreement substantially in the form of this Agreement and shall not be subject to any diligence or financing conditions.

(f) Sellers shall not solicit or accept any bids for individual assets but shall instead offer the Sellers’ assets solely as a single “package bid” at the auction.

(g) Sellers and Buyer shall cooperate in resolving or contesting any objections (including testimony or argument in Court) to this Agreement, the Bidding Procedures Order or the Sale Order, and Buyer and Sellers shall bear their own costs relating thereto; provided, however, that Buyer’s costs relating thereto shall be considered part of the Expense Reimbursement up to the maximum cap of such Expense Reimbursement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Buyer. From and after the Closing, Sellers shall indemnify Buyer and its Subsidiaries, and each of their respective Affiliates, officers, directors, employees, stockholders, partners, members or other equity holders, agents and representatives (each, a “Buyer Indemnified Party”) for any Excluded Liability suffered or incurred by such Buyer Indemnified Party.

8.2 Indemnification of Seller. From and after the Closing, Buyer shall indemnify Sellers, and each of their respective Affiliates, officers, directors, employees, stockholders, partners, members or other equity holders, agents and representatives (each, a “Seller Indemnified Party”) for any Assumed Liability suffered or incurred by such Seller Indemnified Party.

8.3 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 or 8.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.1 or 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnified Party alone shall conduct and control the defense of such Third Party Claim. The Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of the validity or amount of the claim against the Indemnifying Party under Section 8.1 or 8.2 unless the Indemnifying Party shall have consented to such entry or judgment or settlement.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.1 or 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party, in writing, within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the liability claimed by the Indemnified Party under Section 8.1 or 8.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability for which the Indemnified Party is entitled to indemnification under Section 8.1 or 8.2 and the Indemnified Party shall be entitled to recover the amount of the Losses suffered by the Indemnified Party.

(c) Any amount for which an Indemnified Party is entitled to indemnification pursuant to this Article VIII shall be reduced by any actual recoveries that such Indemnified Party receives under insurance policies on account of the matter resulting in such indemnifiable amount.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure); provided, further, that the Chapter 11 Sellers may make such public filings as required by the Bankruptcy Code and the Bankruptcy Rules and may issue a joint press release, substantially in the form of Schedule 9.1, upon the commencement of the Chapter 11 Cases.

9.2 No Third-Party Beneficiaries. This Agreement (including Section 5.13) shall not confer any rights or remedies upon any Person (including with respect to any employee or former employee of Seller or any of its Subsidiaries or other Affiliates, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and any Indemnified Party.

9.3 Entire Agreement. This Agreement, the Ancillary Agreements (including the documents referred to herein or therein) and the Confidentiality Agreement constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Section 8 of the Confidentiality Agreement is hereby terminated and of no further force and effect.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries and (b) designate one or more of its wholly-owned Subsidiaries to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic delivery), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission, with electronic confirmation of transmission, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a) If to any Seller, to:

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, California 95054

Facsimile: (408) 878-6501

Attn: Noah D. Mesel, Esq.

      with a copy to:

Morgan, Lewis & Bockius LLP

One Market Street

San Francisco, CA 94105

Facsimile: (415) 442-1001

Attn: John W. Larson, Esq.

(b) If to Buyer, to:

Lucent Technologies Inc.

600 Mountain Avenue

Murray Hill, New Jersey 07974

Facsimile: (908) 582-4640

Attn: William Carapezzi Jr., Esq.,

            Senior Vice President & General Counsel

      with a copy to:

Lucent Technologies Inc.

600 Mountain Avenue

Murray Hill, New Jersey 07974

Facsimile: (908) 582-4640

Attn: Stephen Reynolds, Esq.,

            Law Vice President & Chief Litigation Counsel

      with a further copy to:

WilmerHale

60 State Street

Boston, Massachusetts 02109

Facsimile: (617) 526-5000

Attn: Jay E. Bothwick, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

9.9 Submission to Jurisdiction. Each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the United States federal courts located in the District of Delaware in the State of Delaware (or, if such court lacks jurisdiction, any other federal court located in the State of Delaware, or, if such court lacks jurisdiction, any state court located in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any Transaction; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any Transaction except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction. Provided the Chapter 11 Cases are filed in accordance with Section 5.2, any dispute involving the Chapter 11 Sellers shall be adjudicated in the Bankruptcy Court or, if the Bankruptcy Court lacks jurisdiction, in the United States District Court for the District of Delaware.

9.10 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13 Construction. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

9.14 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing (including Article VIII) and this Article IX.

9.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16 Buyer Subsidiary Obligations. Notwithstanding any assignment or delegation of rights or obligations of Buyer to any Buyer Subsidiary that may be made by Buyer as permitted by this Agreement, Buyer shall remain liable for the full performance of all of its obligations hereunder.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

LUCENT TECHNOLOGIES INC. , a Delaware corporation

By:	/s/ Janet G. Davidson
Name:	Janet G. Davidson
Title:	President, Corporate Strategy and Business Development

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

RIVERSTONE NETWORKS, INC., a Delaware corporation

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

BLUECOAST SOFTWARE, a California corporation

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

THE OASys GROUP, INC., a California corporation

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

RIVERSTONE NETWORKS INDIA PRIVATE LIMITED

By:	/s/ Roger A. Barnes
Name:	Roger A. Barnes
Title:	Chairman

RIVERSTONE NETWORKS SPC, INC., a Delaware corporation

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

PIPAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

RIVERSTONE NETWORKS (SINGAPORE) PTE LTD.

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

RIVERSTONE NETWORKS K.K.

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

RIVERSTONE NETWORKS UK LIMITED

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

RIVERSTONE NETWORKS LIMITED (HONG KONG)

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer

RIVERSTONE NETWORKS KOREA YUHAN HOESA

By:	/s/ Juan Oscar Rodriguez
Name:	Juan Oscar Rodriguez
Title:	Chief Executive Officer